                                                                Exhibit 10.42

                                CREDIT AGREEMENT

                            DATED AS OF JUNE 29, 1999

                                      among

                       VISTA INFORMATION SOLUTIONS, INC.,
                             a Delaware corporation,
                                   as Borrower

                                       and

                     VISTA ENVIRONMENTAL INFORMATION, INC.,
                             a Delaware corporation,

                          E/RISK INFORMATION SERVICES,
                            a California corporation,

                                 GEOSURE, INC.,
                             a Delaware corporation,

                                 GEOSURE, L.P.,
                        a New York liability partnership,

                          NRC INSURANCE SERVICES, INC.,
                          a North Carolina corporation,

        NRC ACQUISITION, L.L.C. D/B/A NATIONAL RESEARCH CENTER/ERIIS LLC,
                   a North Carolina limited liability company,

                   ENSITE CORPORATION OF DENVER D/B/A ENTRAC,
                             a Colorado corporation

                          ECOSEARCH ACQUISITION, INC.,
                             a Delaware corporation
                                       and

                    ECOSEARCH ENVIRONMENTAL RESOURCES, INC.,
                             an Indiana corporation,
                                  as Guarantors

                                       and

                       IBJ WHITEHALL BANK & TRUST COMPANY,
                                    as Lender

                                CREDIT AGREEMENT

                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS                                                                 2

1.1            Certain Defined Terms                                                    2
1.2            Accounting Terms: Utilization of GAAP for Purposes of Calculations
               Under Agreement                                                         28
1.3            Other Definitional Provisions                                           29

SECTION 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS                                 29

2.1            Commitments; Making of Loans: the Register; Notes                       29
2.2            Interest on the Loans                                                   32
2.3            Fees                                                                    37
2.4            Repayment and Prepayments; General Provisions Regarding Payments        38
2.5            Use of Proceeds                                                         45
2.6            Special Provisions Governing Eurodollar Rate Loans                      46
2.7            Increased Costs; Taxes, Capital Adequacy                                48

SECTION 3.  CONDITIONS TO LOANS                                                        50

3.1            Conditions to Term Loan and Initial Revolving Loans                     50
3.2            Conditions to All Loans                                                 54

SECTION 4.  REPRESENTATIONS AND WARRANTIES                                             56

4.1            Organization, Powers, Qualification, Good Standing, Business,
               Subsidiaries and Collateral Documents                                   56
4.2            Authorization of Borrowing, etc                                         57
4.3            Financial Condition; Projections                                        58
4.4            No Material Adverse Change; No Restricted Junior Payments               59
4.5            Title to Properties: Liens                                              59
4.6            Litigation: Adverse Facts                                               59
4.7            Payment of Taxes                                                        59
4.8            Real Property                                                           60
4.9            Performance of Agreements; Materially Adverse Agreements                60
4.10           Governmental Regulation                                                 60
4.11           Securities Activities                                                   60
4.12           Employee Benefit Plans; No Non-exempt Prohibited Transaction            61
4.13           Certain Fees                                                            61
4.14           Environmental Protection                                                61
4.15           Employee Matters                                                        62
4.16           Solvency                                                                63

4.17           Disclosure                                                              63
4.18           No Joint Ventures or Partnerships.                                      63
4.19           No Assumed Names or Trade Names                                         63
4.20           No Actual or Pending Material Modification of Business                  63
4.21           Intellectual Property                                                   63
4.22           Indebtedness                                                            64
4.23           Investments                                                             64
4.24           Compliance with Laws                                                    64
4.25           Lender's Security Interest                                              65
4.26           Employment, Product Recalls and Other Regulations                       65
4.27           Insurance                                                               65
4.28           Bank Accounts                                                           65
4.29           Year 2000                                                               66
4.30           Capitalization                                                          66
4.31           SEC Filings                                                             66
4.32           Management Structure                                                    66

SECTION 5.  AFFIRMATIVE COVENANTS                                                      67

5.1            Financial Statements and Other Reports                                  67
5.2            Corporate Existence, etc                                                72
5.3            Payment of Taxes and Claims; Tax Consolidation                          72
5.4            Maintenance of Properties; Insurance                                    73
5.5            Inspection; Lender Meeting; Access to Accountants                       74
5.6            Compliance with Laws, etc                                               74
5.7            Environmental Disclosure and Inspection                                 75
5.8            Borrower's Remedial Action Regarding Hazardous Materials                76
5.9            Interest Rate Protection                                                76
5.10           Further Assurances; New Subsidiaries                                    76
5.11           After-Acquired Real Property; Pledge of Additional Collateral           77
5.12           Year 2000 Compliance                                                    78
5.13           Determination of Borrowing Base                                         78
5.14           Landlords'Waivers                                                       80
5.15           Opinion of New York Counsel                                             80

SECTION 6.  NEGATIVE COVENANTS                                                         80

6.1            Indebtedness                                                            80
6.2            Liens and Related Matters                                               81
6.3            Investments; Joint Ventures                                             82
6.4            Contingent Obligations                                                  82
6.5            Restricted Junior Payments                                              82
6.6            Financial Covenants                                                     83
6.7            Restriction on Fundamental Changes; Asset Sales and Acquisitions;
               New Subsidiaries                                                        85
6.8            Transactions with Shareholders and Affiliates; Management Fees          86

6.9            Disposal of Subsidiary Stock                                            86
6.10           Conduct of Business                                                     86
6.11           Changes in Ownership                                                    86
6.12.          Defaults Under Other Agreements                                         86
6.13           Fiscal Year                                                             87
6.14.          Brokers or Finders Fees                                                 87
6.15.          Compensation                                                            87
6.16.          Maximum Amount                                                          87
6.17.          Leasing Transactions                                                    87
6.18.          Sales and Lease-Backs                                                   87
6.19           Inconsistent Agreements                                                 87

SECTION 7.  EVENTS OF DEFAULT                                                          87

7.1            Failure to Make Payments When Due                                       88
7.2            Default in Other Agreements                                             88
7.3            Breach of Certain Covenants                                             88
7.4            Breach of Warranty                                                      88
7.5            Other Defaults Under Loan Documents                                     88
7.6            Involuntary Bankruptcy: Appointment of Receiver, etc                    88
7.7            Voluntary Bankruptcy; Appointment of Receiver, etc                      89
7.8            Judgments and Attachments                                               89
7.9            Dissolution                                                             89
7.10           Employee Benefit Plans                                                  89
7.11           Invalidity of Loan Documents                                            90
7.12           Failure of Security                                                     90
7.13           Material Adverse Change                                                 90
7.14           Failure to Pledge                                                       90
7.15           Damage, Strike, Casualty                                                90
7.16           Licenses and Permits                                                    90

SECTION 8.  GUARANTY                                                                   91

8.1.           The Guaranty                                                            91
8.2            Waiver of Notice                                                        92
8.3            Lender's Rights                                                         92
8.4            Guaranty Absolute                                                       93
8.5            Independent Obligation                                                  93
8.6            Reliance                                                                93
8.7            Guaranty Continuing                                                     93
8.8            Binding Nature of Guaranty                                              93
8.9            Judgments Binding                                                       93
8.10           Statute of Limitations                                                  94
8.11           Subordination                                                           94
8.12           No Subrogation, etc                                                     94

8.13           Contribution                                                            94
8.14           Guarantee Secured                                                       95
8.15           Effectiveness; Reinstatement                                            95
8.16           Merger                                                                  95
8.17.          Additional Guarantors                                                   96
8.18.          Integration                                                             96

SECTION 9.  MISCELLANEOUS                                                              96

9.1            Assignments and Participations in Loans                                 96
9.2            Expenses                                                                98
9.3            Indemnity; Release                                                      98
9.4            Set-Off                                                                100
9.5            Amendments and Waivers.                                                100
9.6            Independence of Covenants                                              101
9.7            Notices                                                                101
9.8.           No Fiduciary Relationship                                              102
9.9            Complete Agreement                                                     102
9.10           Survival of Representations, Warranties and Agreements                 103
9.11           Failure or Indulgence No Waiver: Remedies Cumulative                   103
9.12           Marshalling; Payments Set Aside                                        103
9.13           Severability                                                           103
9.14           Headings                                                               103
9.15           Applicable Law                                                         104
9.16           Successors and Assigns                                                 104
9.17           Consent to Jurisdiction and Service of Process                         104
9.18           Waiver of Jury Trial; Consequential Damages                            104
9.19           Counterparts; Effectiveness                                            105

                                    EXHIBITS


I          FORM OF NOTICE OF BORROWING

II         FORM OF NOTICE OF CONVERSION/CONTINUATION

III        FORM OF TERM LOAN NOTE

IV         FORM OF REVOLVING NOTE

V          FORM OF ACQUISITION NOTE

VI         FORM OF COMPLIANCE CERTIFICATE

VII        FORM OF OPINION OF COUNSEL TO LOAN PARTIES

VIII       FORM OF SECURITY AGREEMENT

IX         FORM OF BORROWING BASE CERTIFICATE

X          FORM OF WARRANT

XI         FORM OF SUPPLEMENT

                             SCHEDULES

4.1      SUBSIDIARIES OF BORROWER
4.8      REAL PROPERTY
4.14     ENVIRONMENTAL MATTERS
4.15     EMPLOYEE MATTERS
4.18     JOINT VENTURES AND PARTNERSHIPS
4.19     ASSUMED NAMES AND TRADE NAMES
4.21     PENDING REGISTRATION AND APPLICATIONS
4.27     INSURANCE
4.28     BANK ACCOUNTS
4.30     CAPITALIZATION
4.32     MANAGEMENT STRUCTURE
6.1      CERTAIN EXISTING INDEBTEDNESS
6.2      CERTAIN EXISTING LIENS
6.3      CERTAIN EXISTING INVESTMENTS

                        VISTA INFORMATION SOLUTIONS, INC.
                                CREDIT AGREEMENT

         This CREDIT AGREEMENT is dated as of June 29, 1999 and entered into by and among VISTA INFORMATION SOLUTIONS, INC., a Delaware corporation ("Borrower"), VISTA ENVIRONMENTAL INFORMATION, INC., a Delaware corporation ("VISTA Environmental"), E/RISK INFORMATION SERVICES, a California corporation ("E/Risk" ), GEOSURE, L.P., a New York limited partnership ("GeoSure"), GEOSURE, INC., a Delaware corporation ("GeoSure, Inc."), NRC ACQUISITION, L.L.C., a North Carolina limited liability company d/b/a National Research Center/ ERIIS LLC ("NRC"), NRC INSURANCE SERVICES, INC., a North Carolina corporation ("NRCIS"), ENSITE CORPORATION OF DENVER, a Colorado corporation D/B/A ENTRAC ("ENSITE"), ECOSEARCH ENVIRONMENTAL RESOURCES, INC., an Indiana corporation ("EcoSearch"), ECOSEARCH ACQUISITION, INC., a Delaware corporation ("EcoSearch Acquisition"), and IBJ WHITEHALL BANK & TRUST COMPANY, a New York banking corporation ("Lender").

                                    RECITALS

         WHEREAS (1) Borrower and Guarantors desire that Lender extend certain credit facilities (a) to refinance existing debt of Borrower, (b) to fund a portion of the purchase price of certain identified and permitted acquisitions by Borrower, and (c) to provide for working capital and other general corporate purposes of Borrower;

         WHEREAS (2) VISTA Environmental, E/Risk, GeoSure, GeoSure, Inc., NRC, NRCIS, Ensite, EcoSearch Acquisition and EcoSearch are willing , jointly and severally, to guaranty all of the obligations of Borrower with respect to the credit facilities provided by Lender;

         WHEREAS (3) each of Borrower,VISTA Environmental, E/Risk, GeoSure, GeoSure, Inc., NRC, NRCIS, Ensite, EcoSearch Acquisition and EcoSearch is willing to grant to Lender a security interest in all of its real and personal property in order to secure the credit facilities; and

         WHEREAS (4) Borrower is willing to pledge to Lender all of the capital stock of the Guarantors in order to secure the obligations of Borrower under this Agreement, the Notes and the other Loan Documents; and

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

1.1           CERTAIN DEFINED TERMS.

              The following terms used in this Agreement shall have the following meanings:

              "ACCOUNTS RECEIVABLE" means, as at any date of determination, the unpaid portion of the obligations (which, if an invoice has been issued, shall be as stated on the respective invoice issued to a customer) with respect to inventory sold and shipped or services performed in the ordinary course of business of Borrower and its Subsidiaries.

              "ACQUISITION means any transaction, or any series of related transactions, consummated on, prior to, or after the date of this Agreement, in which the Borrower or any of its Subsidiaries (in one transaction or as the most recent transaction in a series of transactions) (i) acquires any business or all or substantially all of the assets of any Person or any division or business unit thereof, whether through purchase of assets, merger or otherwise, (ii) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or (iii) directly or indirectly acquires control of a majority ownership interest in any partnership or joint venture.

              "ACQUISITION DOCUMENTS" means all agreements, documents and instruments executed and/or delivered in connection with any Permitted Acquisition.

              "ACQUISITION LOAN COMMITMENT" means the commitment of Lender to make Acquisition Loans to Borrower pursuant to subsection 2.1(a)(iii).

              "ACQUISITION LOAN COMMITMENT TERMINATION DATE" means June 30,
2000.

              "ACQUISITION LOAN MATURITY DATE" means June 30, 2005.

              "ACQUISITION LOANS" means the Loans made by Borrower to Lender pursuant to subsection 2.1(a)(iii).

              "ACQUISITION NOTES" means (i) any promissory note or notes issued pursuant to subsection 2.1(e) to evidence the Acquisition Loans of Lender, and
(ii) any promissory note or notes of Borrower issued by Borrower pursuant to the last sentence of subsection 9.1(a) in connection with assignments of the Acquisition Loan Commitment and Acquisition Loans, in each case substantially in the form of EXHIBIT V annexed hereto, as it or they may be amended, restated, replaced, supplemented or otherwise modified from time to time; and "ACQUISITION NOTE" means one of the Acquisition Notes.

              "ADJUSTMENT DATE" means each date which is the first day of the month immediately following the month in which Borrower's quarterly unaudited financial statements and related Compliance Certificate are required to be delivered by Borrower to Lender pursuant to subsection 5.1(ii) and subsection 5.1(vii) hereof, respectively.

              "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by DIVIDING (i) the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London Interbank market) at approximately 11:00 a.m., London time, on such Interest Rate Determination Date, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period BY (ii) a percentage equal to 100% MINUS the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in New York City in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D). In the event that the rate referred to in clause (i) above is not available at such time for any reason, then such rate referred to in clause (i) with respect to such Eurodollar Rate Loan for such Interest Period shall be the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotation, if any, to first class banks in the London interbank Eurodollar market by Lender for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) on such Interest Rate Determination Date.

              "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6(c).

              "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

              "AGREEMENT" means this Credit Agreement dated as of June 29, 1999, as it may be amended, restated, supplemented or otherwise modified from time to time.

              "APPLICABLE MARGIN" has the meaning assigned to that term in
Section 2.2(b)(ii) hereof.

              "ASSET SALE" means the sale (including any sale-leaseback transaction) by Borrower or any of its Subsidiaries to any Person other than Borrower or any of its Subsidiaries of (i) any of the stock of any Subsidiaries of Borrower, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Borrower or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

              "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

              "BASE RATE" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

              "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2(a).

              "BORROWER" has the meaning ascribed to that term in the introductory paragraph to this Agreement.

              "BORROWER SEC REPORTS" has the meaning ascribed to that term in subsection 4.31.

              "BORROWING BASE" means, as of any date of determination, 85% of Eligible Accounts Receivable in which lender holds a fully perfected first priority security interest, as calculated pursuant to the most recent Borrowing Base Certificate.

              "BORROWING BASE CERTIFICATE" means a certificate substantially in the form annexed hereto as EXHIBIT IX delivered by Borrower pursuant to subsection 5.1(vi).

              "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank Eurodollar market.

              "CAPITAL LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

              "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in any Person which is not a corporation, and any and all warrants, options or other rights to acquire any of the foregoing.

              "CASH" means money, currency or a credit balance in a Deposit Account.

              "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 (or the equivalent) from S&P or at least P-1 (or the equivalent) from Moody's; and (iii) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000.

              "CASH PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

              "CLOSING DATE" means the date on or before August 26, 1999, on which the initial Loans are made.

              "COLLATERAL" means all of the properties and assets (including capital stock) in which Liens are purported to be granted by the Collateral Documents.

              "COLLATERAL DOCUMENTS" means the Security Agreements, the Pledge Agreement, the Mortgages and the UCC-1 Financing Statements and Notices of Security Interest executed in connection with any or all of the foregoing.

              "COMMITMENT" means the commitment of Lender to make Loans as set forth in subsection 2.1(a).

              "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT VI annexed hereto delivered to Lender by Borrower pursuant to subsection 5.1(vii).

              "CONDEMNATION PROCEEDS" has the meaning assigned to that term in subsection 2.4(b)(iii)(c).

              "CONSOLIDATED ADJUSTED EBITDA" means, for any period, Consolidated Net Income for such period, PLUS, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of the amounts for such period of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income actually paid in cash, (iii) total depreciation expense, (iv) total amortization expense, and (v) other non-cash expenses LESS, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, any non-cash items on a pre-tax basis increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; PROVIDED, however, that notwithstanding the foregoing, for purposes of determining the ratios described in subsection 6.6 and the definition of "Permitted Acquisitions" for the fiscal quarters of Borrower ending September 30, 1999 and December 31, 1999, Consolidated Adjusted EBITDA shall include Restructuring and Integration Charges in an amount not to exceed $1,309,000.

              "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period (a) in connection with the purchase or lease by Borrower of any of its Subsidiaries of assets that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries or (b) the lease of any assets by Borrower or any of its Subsidiaries as lessee under any synthetic lease referred to in clause (vi) of the definition of the term "Indebtedness" to the extent that such assets would have been capital assets had the synthetic lease been treated for accounting purposes as a Capital Lease, PLUS (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Borrower and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person (other than acquisitions of inventory and supplies in the ordinary course of business), or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Borrower.

              "CONSOLIDATED CURRENT ASSETS" means, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, PROVIDED that (i) notes and accounts receivable shall be included only if good and collectible as determined by Borrower in accordance with established practice consistently applied and, with respect to such notes, only if payable on demand or within one (1) year from the date as of which Consolidated Current Assets are to be determined and if not directly or indirectly renewable or extendible at the option of the debtors, by their terms, or by the terms of any instrument or agreement relating thereto, beyond such year, and, with respect to such accounts receivable, only if payable and outstanding not more than ninety (90) days after the date of the shipment of goods or other transaction out of which any such account receivable arose; and such notes and accounts receivable shall be taken at their face value less reserves determined to be sufficient in accordance with generally accepted accounting principles; and (ii) inventory shall be included only if and to the extent that the same shall consist of saleable finished goods ready and available for shipment to purchasers thereof.

              "CONSOLIDATED CURRENT LIABILITIES" means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP.

              "CONSOLIDATED EXCESS CASH FLOW" means, for any Fiscal Year, an amount equal to the sum of Consolidated Adjusted EBITDA for such Fiscal Year and the Consolidated Working Capital Adjustment for such Fiscal Year, MINUS the sum of the amounts for such Fiscal Year of (i) scheduled repayments of principal of the Loans, mandatory prepayments of the principal of the Loans (other than from Consolidated Excess Cash Flow or the proceeds of Asset Sales), voluntary prepayments of the principal of the Loans to the extent that such amount may not be reborrowed once repaid, (ii) that portion of Consolidated Interest Expense actually paid in cash, (iii) Consolidated Capital Expenditures and (iv) the portion of taxes based on income or revenues actually paid in cash.

              "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of the amounts for such period of (i) Consolidated Interest Expense, (ii) cash payments for taxes based on income, (iii) the current maturities of Consolidated Total Debt paid during such period, and (iv) Restricted Junior Payments paid or payable in cash and not otherwise deducted in determining Consolidated Adjusted EBITDA, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP.

              "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases or any synthetic leases referred to in clause (vi) of the definition of the term "Indebtedness", in either case in accordance with GAAP, and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs due under Interest Rate Agreements (including but not limited to costs of acquisition and/or breakage of same).

              "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries,
(iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses
(i) through (iv) above) any net extraordinary gains or net noncash extraordinary losses.

              "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Borrower and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

              "CONSOLIDATED TOTAL SENIOR DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries other than Subordinated Indebtedness, determined on a consolidated basis in accordance with GAAP.

              "CONSOLIDATED TOTAL DEBT" means, as at any date of determination and as applied to any Person, the aggregate stated balance sheet amount of all Indebtedness of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

              "CONSOLIDATED WORKING CAPITAL" means, as at any date of determination, the excess of Consolidated Current Assets (other than Cash and Cash Equivalents) over Consolidated Current Liabilities (other than the current portion of any Funded Debt).

              "CONSOLIDATED WORKING CAPITAL ADJUSTMENT" means, for any Fiscal Year on a consolidated basis, the amount (which may be a negative number) by which the Consolidated Working Capital of Borrower and its Subsidiaries as of the beginning of the period exceeds (or is less than) the Consolidated Working Capital of Borrower and its Subsidiaries as of the end of such period.

              "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole, or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements and Currency Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation of any Person shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Lender in good faith or, if less, the amount to which such Contingent Obligation is specifically limited.

              "CONTRACTUAL OBLIGATION" means, as applied to any Person, any provision of any Security issued by that Person or of any partnership agreement, joint venture agreement or limited liability company operating agreement, indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

              "CONTROL," "CONTROLS" AND "CONTROLLING" have the meanings as applied to those terms in the definition of "Affiliate" above.

              "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in currency values.

              "DEFAULT" has the same meaning as "Potential Event of Default."

              "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

              "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

              "ELIGIBLE ACCOUNTS RECEIVABLE" means, as at any date of determination, the Dollar value as determined by Lender and as shown on the Borrowing Base Certificate of Borrower, of all of Borrower's Accounts Receivable, EXCLUDING:

              (a) any Accounts Receivable which do not represent a final sale, or the goods giving rise to such Accounts Receivable have not been shipped and delivered to and received by the account debtor, or the services giving rise to such Accounts Receivable have not been performed by Borrower and accepted by the account debtor, or for which payment is not absolute or is contingent upon the fulfillment of any condition;

              (b) any Accounts Receivable for which the amount due thereunder has not yet been invoiced by Borrower;

              (c) any Accounts Receivable which are due or unpaid more than the lesser of (i) 90 days after the original due date or (ii) 120 days from the original invoice date;

              (d) any Accounts Receivable which are non-dated and remain due or unpaid more than 90 days after the date of the original invoice with respect thereto;

              (e) any Accounts Receivable with respect to which any warranty or covenant contained in this Agreement or any other Loan Document has been breached;

              (f) any Accounts Receivable against which the account debtor or any Person obligated to make payment thereon or any commercial carrier asserts any defense, offset, counterclaim, or other right to avoid or reduce the liability represented by such Accounts Receivable but only to the extent of such claim;

              (g) any Accounts Receivable which are, or in Lender's judgment is reasonably likely to become, subject to any claim of setoff which is formally or informally asserted by the account debtor, and such account debtor has not entered into an agreement acceptable to Lender with respect to the waiver of rights of setoff but only to the extent of such claim;

              (h) any Accounts Receivable for which the account debtor is also Borrower's supplier or creditor, and that account debtor has not entered into an agreement acceptable to Lender with respect to waiver of rights of setoff (but excluding Accounts Receivable for which the account debtor is also Borrower's supplier or creditor for cores and goods that are returned to such account debtor);

              (i) the Accounts Receivable of an account debtor which, at the time of determination exceed in the aggregate 25% of the aggregate amount of Borrower's aggregate Accounts Receivable at such time of determination (but only to the extent such Accounts Receivable exceed such percentage);

              (j) any Accounts Receivable with respect to which any document or agreement executed or delivered in connection with such Accounts Receivable, or any procedure used in connection with any such document or agreement, fails in any respect to comply with any requirements of applicable law, and such failure would, in the judgment of Lender, (a) have a material adverse effect upon the collectibility of such Accounts Receivable or (b) subject payments with respect to such Accounts Receivable to any claim for recovery thereof,

              (k) any Accounts Receivable for which the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale on approval, consignment or any other repurchase or return basis or otherwise contingent on or subject to the fulfillment of any condition;

              (l) any Accounts Receivable that arise from a sale or lease outside of the ordinary course of business or to or for goods sold or services rendered to any employee or Affiliate of Borrower;

              (m) any Accounts Receivable that are an obligation of any Person whose principal place of business is located in a country other than the United States, UNLESS such Accounts Receivable are supported by a letter of credit issued by a bank satisfactory to Lender;

              (n) any Accounts Receivable subject to any Lien other than the security interests granted pursuant to the Collateral Documents;

              (o) any Accounts Receivable that are obligations of the United States government or any agency thereof, or of any state or political subdivision thereof, unless and until all documents or other action required by Lender to assign such Accounts Receivable to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C.
         Section 3727), shall have been executed and delivered to Lender, and otherwise taken to the satisfaction of Lender;

              (p) any Accounts Receivable if the account debtor or any Person liable in connection therewith is insolvent, subject to bankruptcy or receivership proceedings, or has made an assignment for the benefit of creditors, or whose credit standing for this purpose is reasonably unacceptable to Lender and Lender has so notified Borrower;

              (q) any Accounts Receivable if the account debtor is located in Indiana, New Jersey or Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report, unless Borrower
         (y) has received a certificate of authority to do business and is good standing in such state, or (z) has filed a Notice of Business Activities Report with the appropriate office or agency of such state for the then current year;

              (r) all of the Accounts Receivable of any account debtor if more than twenty-five percent (25%) of the total Accounts Receivable owed by that account debtor to Borrower are ineligible under any of the provisions of paragraphs (c), (d) or (q) above;

              (s) to the extent not already excluded from Eligible Accounts Receivable, any reserves required by Lender for returns, discounts, claims, credits, allowances and other reductions by Lender; and

              (t) to the extent not already excluded from Eligible Accounts Receivable, any Accounts Receivable which are reasonably determined by Lender to be unacceptable in accordance with standard practices in the banking industry for the evaluation of Accounts Receivable.

              "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is covered by ERISA and (i) which is currently maintained, contributed to or required to be contributed to by Borrower or any of its ERISA Affiliates, (ii) which was at any time during the last six years maintained, contributed to, required to be contributed to or terminated by Borrower or any of its ERISA Affiliates, including any Person which was at such time an ERISA Affiliate of Borrower; or (iii) with respect to which there is any potential or outstanding liability of Borrower.

              "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Borrower, any of its Subsidiaries, any of their respective Affiliates or any Facility.

              "ENVIRONMENTAL LAWS" means all statutes, ordinances, orders, rules, regulations, guidance documents or decrees relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare from injury as a result of exposure to Hazardous Materials or loss of ecological resources, in any manner applicable to Borrower or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.) the Federal Water Pollution Control Act ( 33 U.S.C. Section

1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

              "EQUITY PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance of any equity Securities of Borrower or any of its Subsidiaries.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

              "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

              "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) which could reasonably be expected to result in the termination of such Pension Plan or in a liability of Borrower or any of its ERISA Affiliates; (ii) the failure to meet the minimum funding standard of
Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue
Code) or the failure to make by its due date a required installment under
Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;
(vi) the imposition of liability on Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal by Borrower or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (1) or 4071 of ERISA in respect of any Employee Benefit Plan;
(ix) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal
Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal
Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

              "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2(a).

              "EVENT OF DEFAULT" means each of the events set forth in Section
7.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

              "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates; and "FACILITY" means one of the Facilities.

              "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of New York arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender.

              "FEE LETTER" means the letter of even date herewith between Borrower and Lender.

              "FISCAL YEAR" means the fiscal year of Borrower ending on the last day in December of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

              "FUNDED DEBT" means, as applied to any Person, all Indebtedness of that Person which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of the debtor to a date more than one year from (including an option of the debtor under a revolving credit or similar agreement obligating Lender to extend credit over a period of one year or more from), the date of the creation thereof.

              "FUNDING AND PAYMENT OFFICE" means the office of Lender located at One State Street Plaza, New York, New York 10004.

              "FUNDING DATE" means the date of the funding of a Loan.

              "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

              "GOVERNMENT ACTS" has the meaning assigned to that term in subsection 3.5(a).

              "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

              "GUARANTORS" means (a) VISTA Environmental, (b) E/Risk, (c) GeoSure, Inc., (d) GeoSure, (e) NRC, (f) NRCIS, (g) Ensite, (h) EcoSearch Acquisition, (i) EcoSearch and (j) each Subsidiary Guarantor.

              "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or regulations promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

              "HEREIN", "HEREBY", "HEREOF", "HERETO", "HEREUNDER" and similar terms have the meanings ascribed to those terms in subsection 1.3(b) hereof;

              "INCLUDING" (as provided in subsection 1.3(b) hereof) is deemed to read "including but not limited to."

              "INDEBTEDNESS" means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade accounts payable and accrued expenses arising in the ordinary course of business in accordance with customary trade terms), (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vi) all obligations of such Person under any lease (a "synthetic lease") treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes. Except for purposes of
Section 7.2, obligations under Interest Rate Agreements and Currency Agreements constitute Contingent Obligations and not Indebtedness.

              "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 8.3.

              "INDEMNITEE" has the meaning assigned to that term in subsection 8.3.

              "INSURANCE PROCEEDS" has the meaning assigned to that term in subsection 2.4(b)(iii)(c).

              "INTELLECTUAL PROPERTY" means all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Borrower as currently conducted.

              "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 1999, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; PROVIDED that in the case of each Interest

Period of six months, "INTEREST PAYMENT DATE" shall also include the date that is three months after the commencement of such Interest Period.

              "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2(b).

              "INTEREST RATE AGREEMENT" means any fixed rate loan, interest rate swap agreement, interest rate cap agreement or interest rate collar agreement designed to protect Borrower or any of its Subsidiaries against fluctuations in interest rates, including but not limited to any such agreements entered into by Lender in connection with the provision to Borrower of a fixed rate loan or loans.

              "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

              "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.
              "INVENTORY" means all of the inventory of Borrower and its Subsidiaries, including without limitation: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the business of Borrower and its Subsidiaries; and (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service.

              "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value by Borrower or any of its Subsidiaries, of any equity Securities or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

              "JOINDER AGREEMENT" means a joinder agreement substantially in the form annexed to the Security Agreement as EXHIBIT G thereto.

              "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED that in no event shall any corporate Subsidiary or equity owner of any Person be considered to be a Joint Venture to which such Person is a party.

              "LENDER" means IBJ Whitehall Bank & Trust Company, a New York banking corporation, together with its successors and permitted assigns pursuant to subsection 9.1.

              "LEVERAGE RATIO" shall have the same meaning as Total Funded Debt Leverage Ratio.

              "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

              "LOAN" or "LOANS" means one or more of the Term Loans, Revolving Loans, or Acquisition Loans, or any combination thereof.

              "LOAN DOCUMENTS" means this Agreement, the Notes, the Warrant, the Interest Rate Agreements, the Fee Letter, the Collateral Documents, the other instruments, documents and agreements executed pursuant to the Collateral Documents or any of them, and all other instruments, documents and agreements executed by or on behalf of any Loan Party and heretofore delivered or delivered concurrently herewith or at any time hereafter to or for the benefit of Lender in connection with the Loans, this Agreement or the other transactions contemplated by the Agreement.

              "LOAN PARTIES" means Borrower and the Guarantors; and "LOAN PARTY" means one of the Loan Parties.

              "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

              "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries (or its predecessors (or any of them) as owner of the assets of Borrower and its or their Subsidiaries) on an individual basis or taken as a whole (including but not limited to any suspension of trading of the stock of Borrower on any national stock exchange for more than five Business Days or any involuntary delisting of the Capital Stock of Borrower by any national stock exchange), or (ii) the impairment of the ability of any Loan Party to perform its or his obligations under any Loan Document to which it or he is a party, or of Lender to enforce or collect any of the Obligations.

              "MATERIAL CONTRACTS" means any and all contracts that are material to the operation of the business of Borrower or any of its Subsidiaries as of the Closing Date.

              "MORTGAGE" means any mortgage, deed of trust or other similar document granted by Borrower or any of its Subsidiaries in any interest in real property to secure the Obligations.

              "MOST RECENT REFERENCE PERIOD" means the most recent Reference Period for which unaudited quarterly financial statements of Borrower and its Subsidiaries and related Officers' Certificate and Compliance Certificate have been delivered to Lender in compliance with subsection 5.1(ii) and subsection 5.1(vii) hereof, respectively.

              "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA.

              "NET CASH PROCEEDS" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including (i) income taxes only if and to the extent reasonably estimated to be actually payable in cash as a result of such Asset Sale within two years of the date of such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iii) reasonable fees and expenses directly incurred in connection with such Asset Sale.

              "NET EQUITY PROCEEDS" has the meaning assigned to such term in subsection 2.4(c)(iii)(E).

              "NET REVERSION AMOUNT" has the meaning assigned to that term in subsection 2.4(c)(iii)(C).

              "NOTES" means one or more of the Term Notes, the Revolving Notes or the Acquisition Notes, or any combination thereof.

              "NOTICE OF BORROWING" means a notice substantially in the form of
EXHIBIT I annexed hereto delivered by Borrower to Lender pursuant to subsection 2.1(b) with respect to a proposed borrowing.

              "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT II annexed hereto delivered by Borrower to Lender pursuant to subsection 2.2(d) with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

              "NOTICE(S) OF SECURITY INTEREST" means the notice(s) to be filed by Borrower and its Subsidiaries, pursuant to the terms of the Security Agreement, to perfect the security interest of Lender in the Intellectual Property Collateral (as defined in the Security Agreement) granted under the Security Agreement.

              "OBLIGATIONS" means all obligations, indebtedness and liabilities of every nature of each Loan Party, individually or collectively, existing on the date of this Agreement or arising from time to time thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or any of the Notes, or other instruments at any time evidencing any thereof or arising or incurred under any Currency Agreements or Interest Rate Agreements entered into by any of the Loan Parties with Lender, whether for principal, interest, fees, expenses, indemnification or otherwise.

              "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; PROVIDED that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto,
(ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

              "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

              "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

              "PENSION PLAN" means any Employee Benefit Plan, other than a Multi-employer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

              "PERMITTED ACQUISITION" means an Acquisition by Borrower or a wholly-owned Subsidiary of Borrower after the Closing Date of another Person or of any division or operating unit of another Person (as used in this definition, the "TARGET") so long as, in each case, Lender shall be satisfied in its sole discretion with the terms and conditions of such Acquisition and shall have given its prior written consent thereto, and all of the following conditions have been satisfied, as certified by the chief financial officer of Borrower:

              (i) after giving effect to such acquisition, the assets comprising such Target (as used in this definition, the "ACQUIRED ASSETS") shall be owned exclusively by Borrower or a wholly-owned Subsidiary of Borrower;

              (ii) no Default or Event of Default shall exist immediately prior to such acquisition, and no Default or Event of Default would result therefrom;

              (iii) the business of the Target is a substantially domestic line of business that is substantially the same as or, in the sole discretion of Lender, complimentary to, that conducted by Borrower on the date hereof;

              (iv) prior to any such Acquisition, Borrower shall have delivered to Lender the definitive Acquisition Documents relating thereto, including but not limited to all employment contracts and leases, which documents shall be satisfactory to, and approved in writing by, Lender in its sole discretion;

              (v) Lender shall have received satisfactory evidence that such Target has complied with, is in compliance with, and, after the acquisition, will continue to be in compliance with, applicable Requirements of Law;

              (vi) the Total Consideration (as defined below) payable by Borrower in connection with such Acquisition shall not exceed $7,000,000;

              (vii) Borrower or its wholly-owned Subsidiary shall not incur any liabilities or Contingent Obligations in connection with any such Acquisition, except: (A) notes payable to the sellers of the Target which are subordinated to the Loans on terms and conditions satisfactory to Lender; (B) the assumption of trade credit; and (C) liabilities incurred by the Target in the ordinary course of business;

              (viii) Borrower shall have delivered the most recent audited and unaudited financial statements of the Target to Lender, which financial statements shall be satisfactory to and approved in writing by Lender;

              (ix) Borrower shall have demonstrated to the reasonable satisfaction of Lender (based on, among other things, operating and financial projections and PRO FORMA financial statements and projections delivered to Lender and certified by the chief financial officer of Borrower) that, immediately after giving effect to such acquisition (including the making of any Loans and the incurrence of any Indebtedness in connection therewith, with the acquisition and the incurrence of Indebtedness in connection therewith being deemed to have occurred on the first day of the period of four consecutive fiscal quarters most recently ended), (A) all covenants contained in this Agreement would have been satisfied on a PRO FORMA basis, (B) the Senior Leverage Ratio would not exceed 3.00:1.00 on a PRO FORMA basis for the Most Recent Reference Period, and (C) the Total Funded Debt Leverage Ratio would not exceed 3.50:1.00 on a PRO FORMA basis for the Most Recent Reference Period; PROVIDED, that, for purposes of calculating the ratios referred to in clauses (B) and (C) above and in subsections 6.6(c) and 6.6(d) of this Agreement for any period, Consolidated Total Debt and Consolidated Total Senior Debt for such period shall be decreased by the amount of any cash balances reflected on the balance sheet of the Target immediately prior to the completion of such acquisition that are deposited with and held by Lender in escrow during such period pursuant to an escrow agreement in form and substance satisfactory to Lender in Lender's sole discretion;

              (x) with respect to any Permitted Acquisition:

                           (A) Borrower shall have delivered to Lender
                  reasonable (and, in any event, thirty (30) days) prior written notice of such acquisition, which notice (1) shall provide Lender with a reasonably detailed description of the proposed acquisition, (2) shall include true and complete copies of (to the extent available at such time but in any event prior to the closing of any such Permitted Acquisition) all instruments and agreements executed or delivered or to be executed or delivered by Borrower or any of its Subsidiaries in connection with such acquisition, all of which shall be satisfactory in form and substance to Lender, and (3) shall include evidence satisfactory to Lender of the Borrower's compliance with all conditions of this definition necessary to make the proposed acquisition a Permitted Acquisition;

                           (B) the business and assets to be acquired by
                  Borrower or any of its Guarantors would not subject Lender to regulatory approvals in connection with the exercise of any of their rights or remedies under this Credit Agreement or any other Loan Document;

                           (C) as of the consummation of the acquisition, the
                  business and assets so acquired shall be acquired free and clear of all Liens (other than Permitted Liens) and Indebtedness;

                           (D) Borrower and its Subsidiaries (if any) that are
                  involved in the acquisition (1) shall have taken or caused to be taken all necessary actions, including but not limited to all actions required by Section 5.11 with respect to any real property, to grant to Lender a first priority perfected Lien in all real and personal property and Capital Stock to be acquired in connection with such acquisition, and (2) to the extent requested by Lender, shall have delivered to Lender environmental surveys or assessments with respect to any real property acquired in connection therewith, with such environmental surveys or assessments to be satisfactory to Lender; and

                           (E) in the case of any acquisition of Capital Stock,
                  the acquired Person and all of its Subsidiaries shall be merged with and into Borrower or a new Subsidiary of Borrower created in order to effect such Permitted Acquisition; and Borrower or such new Subsidiary shall have complied with all applicable provisions of Sections 5.10 and 5.11 hereof;

              (xi) all computations required to satisfy the conditions specified in subparagraphs (ii), (vi) and (ix) above shall be satisfactory to Lender, including without limitation, any and all PRO FORMA adjustments to the Borrower's historical Consolidated Adjusted EBITDA;

              (xii) the terms of any debt instruments or preferred stock evidencing, governing or issued in connection with such Investment shall be reasonably satisfactory to Lender and shall be otherwise permitted by this Credit Agreement; and

              (xiii) the board of directors and, to the extent required by applicable law, the equity holders of such Person being, or whose business, division or operating unit is being, acquired, shall have approved such acquisition.

              As used in this definition, "TOTAL CONSIDERATION" means all consideration payable by Borrower or its wholly-owned Subsidiary in connection with the Permitted Acquisition, including cash payments at closing, the principal amount of any notes issued by Borrower or its Subsidiary, the amount of any debt assumed by Borrower or its Subsidiary, the value of any Capital Stock issued by Borrower or any of its Subsidiaries, and the cost of refinancing existing Indebtedness (but excluding reasonable expenses associated with the negotiation and closing of such acquisition.)

              For purposes of permitting Borrower to satisfy the leverage covenants referred to above in clause (ix)of this definition, Lender may, in Lender's sole discretion, require Borrower to escrow funds with Lender, pursuant to escrow terms satisfactory to Lender, whereupon such escrow funds shall be calculated as a reduction from each of Consolidated Total Debt and Consolidated Total Senior Debt for purposes of such leverage covenants.

              "PERMITTED ENCUMBRANCES" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA and any such Lien relating to Environmental Claims):

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

                  (ii) statutory Liens of landlords, Liens of carriers,
              warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business (x) that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of any Loan Party or its respective subsidiaries or
              (y) that are being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

                  (v) easements, rights-of-way, restrictions (including zoning restrictions), minor defects, encroachments or irregularities in title and other similar charges or encumbrances not rendering title unmarketable or interfering with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

                  (vi) any interest or title of a lessor under any Capital Lease not prohibited by this Agreement;

                  (vii) Liens arising from filing UCC financing statements
              relating solely to leases permitted by this Agreement; and

                  (viii) Liens in favor of customs and revenue authorities
              arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

              "PERSONS" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof; and "PERSON" means any of such "Persons".

              "PLEDGE AGREEMENT" means that certain Pledge Agreement by and between Borrower and Lender dated as of the Closing Date and substantially in the form of EXHIBIT VIII annexed hereto, as such Pledge Agreement may be amended, restated, supplemented or otherwise modified from time to time.

              "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

              "PRIME RATE" means the rate that Lender announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

              "PROCEEDINGS" has the meaning assigned to that term in subsection 5.1(xiii).

              "PROJECTIONS" has the meaning assigned to that term in subsection 3.1(o).

              "REAL PROPERTY" means all real property from time to time owned in fee by Borrower or any of its Subsidiaries and all rights, title and interest in and to any and all leases of real property as to which Borrower or any of its Subsidiaries has a leasehold interest, in any such case whether or not listed on
SCHEDULE 4.8 annexed hereto, including, without limitation, any such fee or leasehold interests acquired by Borrower or any of its Subsidiaries after the date hereof.

              "REFERENCE PERIOD" means each period of four consecutive fiscal quarters of Borrower.

              "REGISTER" has the meaning assigned to that term in subsection 2.1(d).

              "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

              "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

              "REQUIREMENTS OF LAW" means, as to any Loan Party, (i) the Articles or Certificate of Incorporation and Bylaws of such Loan Party, and (ii) any law, treaty, rule or regulation (whether Federal, state, local or foreign) or determination of any arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Loan Party or any of its property or to which such or any of its property is subject.

              "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its respective existing or future direct or indirect Subsidiaries, whether now or hereafter outstanding, EXCEPT for mandatory payments of dividends on Borrower's Series F Preferred Stock in an aggregate annual amount not to exceed $300,000; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares, partnership interest or interests, or membership interest or interests referred to in clause (i) above, EXCEPT the conversion of Borrower's preferred stock into shares of Borrower's common stock by holders of Borrower's preferred stock pursuant to the terms thereof on the date hereof; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares, partnership interest or interests or membership interest or interests referred to in clause (i) above; (iv) any retirement of any shares, partnership interest or interests or membership interests referred to in clause (i) above; (v) the entering into of any agreement with any Person granting it a share of the profits, earnings or income (for any reason) of Borrower; (vi) the payment of management fees (other than reasonable and customary board of director fees) in excess of $50,000 per annum (A) to Affiliates of Borrower or any Loan Party or
(B) other than in the ordinary course of business; and (vii) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, conversion, exchange, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

              "RESTRUCTURING AND INTEGRATION CHARGES" means, for any period, (i) all restructuring charges and (ii) the actual reasonable out-of-pocket expenses incurred by Borrower and its Subsidiaries in connection with any Permitted Acquisition, in each case to the extent expensed during such period.

              "REVOLVING LOAN COMMITMENT" means the commitment of Lender to make Revolving Loans to Borrower pursuant to subsection 2.1(a)(ii).

              "REVOLVING LOAN COMMITMENT TERMINATION DATE" means December 31, 2004.

              "REVOLVING LOAN EXPOSURE" means, as of any date of determination
(i) prior to the termination of the Revolving Loan Commitment, the Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitment, the aggregate outstanding principal amount of the Revolving Loans.

              "REVOLVING LOANS" means the Loans made by Lender to Borrower pursuant to subsection 2.1(a)(ii).

              "REVOLVING NOTES" means (i) any promissory note or notes of Borrower issued pursuant to subsection 2.1(e) to evidence the Revolving Loans, and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 9.1(a) in connection with assignments of the Revolving Loan Commitment and Revolving Loans, in each case substantially in the form of
EXHIBIT IV annexed hereto, as it or they may be amended, restated, replaced, supplemented or otherwise modified from time to time; and "REVOLVING NOTE" means one of the Revolving Notes.

              "SECURITIES" means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participation in temporary or interim certificates for the purchaser or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

              "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

              "SECURITY AGREEMENT" means that certain Security Agreement by and among Borrower, the Guarantors and Lender dated as of the Closing Date and substantially in the form of EXHIBIT VIII annexed hereto, as such Security Agreement may be amended, restated, supplemented or otherwise modified from time to time.

              "SENIOR LEVERAGE RATIO" has the meaning assigned to that term in subsection 6.6(d) of this Agreement.

              "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

              "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Borrower subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Lender.

              "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

              "SUBSIDIARY GUARANTOR" means each Subsidiary of Borrower that hereafter becomes party to this Agreement as a Guarantor by executing and delivering to Lender a Supplement to this Agreement.

              "SUPPLEMENT" means an agreement, substantially in the form annexed hereto as EXHIBIT XI, executed and delivered by a Subsidiary of Borrower pursuant to subsection 8.17.

              "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; PROVIDED that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

              "TERM LOAN" means the Loan made by Lender to Borrower pursuant to Subsection 2.1(a)(i).

              "TERM LOAN COMMITMENT" means the Commitment of Lender to make a Term Loan to Borrower pursuant to subsection 2.1(a)(i).

              "TERM LOAN EXPOSURE" means (i) prior to the date of the funding of the Term Loan, the Term Loan Commitment, and (ii) after the funding of the Term Loan, the outstanding principal amount of the Term Loan.

              "TERM LOAN MATURITY DATE" means December 31, 2004.

              "TERM LOAN NOTES" means (i) the promissory note of Borrower issued pursuant to subsection 2.1(e) on the Closing Date and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 9.1(a) in connection with assignments of the Term Loan Commitment or Term Loan, in each case substantially in the form of EXHIBIT III annexed hereto, as they may be amended, restated, replaced, supplemented or otherwise modified from time to time; and "TERM LOAN NOTE" means one of the Term Loan Notes.

              "TOTAL FUNDED DEBT LEVERAGE RATIO" means, with respect to Borrower and its Subsidiaries as of the last day and for any Reference Period, the ratio of (i) Consolidated Total Debt of Borrower and its Subsidiaries as of the last day of such Reference Period to (ii) Consolidated Adjusted EBITDA of Borrower and its Subsidiaries for such period.

              "TRANSACTION COSTS" means the fees, costs and expenses payable by Borrower and its Subsidiaries in connection with the transactions contemplated by this Agreement and the consummation thereof.

              "WARRANT" means the common stock purchase warrant, substantially in the form of EXHIBIT X annexed hereto, executed and delivered by Borrower to Lender on the Closing Date.

              "YEAR 2000 PROBLEM" means the risk that computer applications used by the Borrower and its Subsidiaries may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to, and any date after, December 31, 1999.

1.2 ACCOUNTING TERMS: UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lender pursuant to clauses (i), (ii) and
(iii) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vii)); PROVIDED that the consolidated financial statements delivered by Borrower to Lender pursuant to clauses (i) and
(ii) of subsection 5.1 shall not be required to give effect to adjustments relating to purchase accounting including those required or permitted by Accounting Principles Board Opinions Nos. 16 and 17 prior to the time that Borrower has completed such adjustments, which Borrower shall complete as soon as practicable but in no event later than 6 months after the Closing Date. All calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 4.3(a).

1.3      OTHER DEFINITIONAL PROVISIONS.

              1.3(a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

              1.3(b) This Agreement and the other documents delivered at the Closing shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms "herein", "hereby", "hereof", "hereto", "hereunder" and any similar terms, as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The rule of EJUSDEM GENERIS shall not be applicable herein to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter terms. Wherever the word "including" is used in this Agreement or in any of the other documents delivered at the Closing, it shall be deemed to read "including but not limited to". References to an existing document shall be understood to refer to the relevant document in the form as delivered to Lender prior to or at the Closing.

                                   SECTION 2.
                   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1      COMMITMENTS; MAKING OF LOANS: THE REGISTER; NOTES.

         2.1(a) COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Lender hereby agrees to make the Loans described in subsections 2.1(a)(i), 2.1(a)(ii) and 2.1(a)(iii).

                  2.1(a)(i) TERM LOAN. Subject to the terms and conditions set forth in this Agreement, Lender agrees to lend to Borrower on the Closing Date an amount not exceeding $3,500,000 to be used for the purposes identified in subsection 2.5(a). Lender's Term Loan Commitment shall expire immediately and without further action on August 26, 1999 if the Term Loan is not made on or before that date. Borrower may make only one borrowing under the Term Loan Commitment. Amounts borrowed under this subsection 2.1(a)(i) and subsequently repaid or prepaid may not be reborrowed.

                  2.1(a)(ii) REVOLVING LOANS. Lender agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate principal amount at any time outstanding (after giving effect to all requests therefor) up to, but not exceeding $3,500,000, less such reserves as Lender shall deem reasonable and proper, to be used for the purposes identified in subsection 2.5(b); PROVIDED, that the amount of the Revolving Loan Commitment shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4(c)(ii). The Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitment shall be paid in full no later than that date; PROVIDED that Lender's Revolving Loan Commitment shall expire immediately and without further action on August 26, 1999 if the Term Loan is not made on or before that date. Amounts borrowed under this subsection 2.1(a)(ii) may be repaid and reborrowed up to but excluding the Revolving Loan Commitment Termination Date.

                  Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitment shall be subject to the limitation that in no event shall the aggregate principal amount of all outstanding Revolving Loans at any time exceed the lesser of (i) the Revolving Loan Commitment then in effect and (ii) the Borrowing Base.

                  2.1(a)(iii) ACQUISITION LOANS. Subject to the terms and conditions set forth in this Agreement, Lender agrees to lend to Borrower from time to time during the period from the Closing Date to and including the Acquisition Loan Commitment Termination Date, on the closing date of each Permitted Acquisition, an aggregate principal amount at any time outstanding (after giving effect to all requests therefor) up to, but not exceeding $3,000,000, to be used for the purposes identified in subsection 2.5(c); PROVIDED, that the amount of the Acquisition Loan Commitment shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4(c)(iii). The Acquisition Loan Commitment shall expire on the Acquisition Loan Commitment Termination Date and all Acquisition Loans and all other amounts owed hereunder with respect to the Acquisition Loans and the Acquisition Loan

         Commitment shall be paid in full no later than the Acquisition Loan Maturity Date; PROVIDED that Lender's Acquisition Loan Commitment shall expire immediately and without further action on August 26, 1999 if the Term Loan is not made on or before that date. Amounts borrowed under this subsection 2.1(a)(iii) and subsequently repaid or prepaid may not be reborrowed.

         2.1(b)   BORROWING MECHANICS.

         2.1(b)(i) Revolving Loans or Acquisition Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount. Whenever Borrower desires that Lender make Revolving Loans or Acquisition Loans, it shall deliver to Lender a Notice of Borrowing no later than 2:00 P.M. (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or on the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business
Day), (ii) the amount and type of Loans requested, (iii) whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. The Term Loan, Revolving Loans, and Acquisition Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2(d). In lieu of delivering the above-described Notice of Borrowing, Borrower may give Lender telephonic notice by the required time of any proposed borrowing under this subsection 2.1(b) with respect to the Term Loan or a Revolving Loan or Acquisition Loan; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Lender on or before the applicable Funding Date.

         2.1(b)(ii) Lender shall not incur any liability to Borrower in acting upon any telephonic notice referred to in this subsection 2.1(b) that Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1(b), and upon funding of Loans by Lender in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

         2.1(b)(iii) Borrower shall notify Lender prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

         2.1(b)(iv) Except as otherwise provided in subsections 2.6(b), 2.6(c) and 2.6(g), a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

         2.1(c) DISBURSEMENT OF FUNDS. Upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 (in the case of Loans made on the Closing Date) and 3.2 (in the case of all Loans), Lender shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount in Dollars equal to the amount of such Loans to be credited to the account of Borrower at the Funding and Payment Office.

         2.1(d) THE REGISTER. Lender shall record on its internal records (the "REGISTER") (including, without limitation, the Notes held by Lender) the amount of the Term Loan and each Revolving Loan and Acquisition Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent demonstrable error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect Borrower's Obligations in respect of the applicable Loans.

         2.1(e) NOTES. Borrower shall execute and deliver on the Closing Date to Lender (a) a Term Loan Note substantially in the form of EXHIBIT III annexed hereto to evidence Lender's Term Loan, in the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), and with other appropriate insertions, (b) a Revolving Note substantially in the form of EXHIBIT IV annexed hereto to evidence Lender's Revolving Loans, in the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) and with other appropriate insertions, and (c) an Acquisition Note substantially in the form of EXHIBIT V annexed hereto to evidence Lender's Acquisition Loans, in the principal amount of Three Million and 00/100 Dollars ($3,000,000), and with other appropriate insertions.

2.2      INTEREST ON THE LOANS.

         2.2(a) RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, the Term Loan and each Revolving Loan and Acquisition Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1(b). The basis for determining the interest rate with respect to the Term Loan or any Revolving Loan or Acquisition Loan may be changed from time to time pursuant to subsection 2.2(d). If on any day the Term Loan or a Revolving Loan or Acquisition Loan is outstanding with respect to which notice has not been delivered to Lender in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

         Subject to the provisions of subsections 2.2(e) and 2.7, the Term Loan and the Revolving Loans and Acquisition Loans shall bear interest through maturity as follows:

                  2.2(a)(i) if a Base Rate Loan, then at the sum of the Base Rate PLUS the Applicable Margin; or

                  2.2(a)(ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate PLUS the Applicable Margin.

                  2.2(a)(iii) As used herein, "APPLICABLE MARGIN" means, with respect to each period commencing on an Adjustment Date (each a "RATE ADJUSTMENT PERIOD") through the date immediately preceding the next Adjustment Date, the applicable margin or rate (in each case per annum) set forth below with respect to the Leverage Ratio, as determined as of the end of the Most Recent Reference Period ending immediately prior to the applicable Rate Adjustment Period and pertaining to such Adjustment
         Date:

------------------------------------------------------------------------------------------------------------------
                                                      REVOLVING CREDIT &
                                                           TERM LOAN                   ACQUISITION FACILITY
------------------------------------------------------------------------------------------------------------------
                                                  Eurodollar       Base Rate       Eurodollar       BASE RATE
       LEVEL               LEVERAGE RATIO         Rate Loans         Loans         Rate Loans         LOANS
------------------------------------------------------------------------------------------------------------------
         I             Greater than or equal        3.25%            1.50%             3.50%           1.75%
                              to 2.75x
------------------------------------------------------------------------------------------------------------------
         II             Less than 2.75x but         3.00%            1.25%             3.25%           1.50%
                       greater than or equal
                              to 2.50x
------------------------------------------------------------------------------------------------------------------
         III              Less than 2.50x but       2.75%            1.00%             3.00%           1.25%
                       greater than or equal
                              to 2.25x
------------------------------------------------------------------------------------------------------------------
         IV               Less than 2.25x           2.50%            0.75%             2.75%           1.00%
------------------------------------------------------------------------------------------------------------------

         Changes in the Applicable Margin shall be based in the quarterly financial statements and the Officers' Certificate and Compliance Certificate most recently delivered pursuant to subsection 5.1(ii) and subsection 5.1(vii) hereof, respectively. Notwithstanding any other provision hereof, (a) for the period commencing on the Closing Date to the date on which Borrower delivers to Lender such financial statements and Officers' Certificate and Compliance Certificate for the period ended September 30, 1999, the Applicable Margin shall be the Applicable Margin set forth on Level I on the chart set forth above and (b) if Borrower fails to deliver any financial statements or any Officers' Certificate or Compliance Certificate when due pursuant to subsection 5.1(ii) and subsection 5.1(vii) hereof, for the period commencing on the next Adjustment Date to occur subsequent to such failure (if such failure is then continuing uncured) through the date following the date on which such financial statements and/or Officers' Certificate and Compliance Certificate is delivered, the Applicable Margin shall be the Applicable Margin set forth on Level I on the chart set forth above.

                  2.2(a)(iv) Nothing in the table set forth in subsection 2.2(b)(iii) above shall be deemed to constitute a waiver of the requirements of Section 6.6(c), default under which will result in an Event of Default and the application of the default rate of interest specified in Section 2.2(e).

                  2.2(a)(vii) Notwithstanding the foregoing, no downward adjustment of the Applicable Margin hereunder shall be permitted if, as of the date of such proposed downward adjustment, there shall exist an Event of Default.

         2.2(b) INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Borrower's option, either a one, two, three or six month period; PROVIDED that:

                  2.2(b)(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

                  2.2(b)(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/ Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                  2.2(b)(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  2.2(b)(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2(b), end on the last Business Day of a calendar month;

                  2.2(b)(v) no Interest Period with respect to any portion of the Term Loan shall extend beyond the Term Loan Maturity Date, no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date, and no Interest Period with respect to any portion of the Acquisition Loans shall extend beyond the Acquisition Loan Maturity Date;

                  2.2(b)(vi) no Interest Period with respect to any portion of the Term Loan or the Acquisition Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of the Term Loan or the Acquisition Loans, respectively, unless the sum of
         (A) the aggregate principal amount of the Term Loan advances or the Acquisition Loans advances, as the case may be, that are Base Rate Loans PLUS (B) the aggregate principal amount of the Term Loan advances or the Acquisition Loans advances, as the case may be, that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loan or the Acquisition Loans on such date;

                  2.2(b)(vii) there shall be no more than six Interest Periods outstanding at any time; and

                  2.2(b)(viii) in the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

         2.2(c) INTEREST PAYMENTS. Subject to the provisions of subsection 2.2(e), interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued and unpaid on the amount being prepaid) and at maturity (including final maturity), whether by acceleration or otherwise.

         2.2(d) CONVERSION OR CONTINUATION. (i) Subject to the provisions of subsection 2.6, Borrower shall have the option (A) to convert at any time all or any part of its outstanding Term Loan, Revolving Loans or Acquisition Loans equal to $100,000 and integral multiples of $25,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (B) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $100,000 and integral multiples of $25,000 in excess of that amount as a Eurodollar Rate Loan; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; and PROVIDED FURTHER that no outstanding loan may be continued as, or converted into, a Eurodollar Rate Loan when any Event of Default or Potential Event of Default has occurred and is continuing.

         2.2(d)(ii) Borrower shall deliver a Notice of Conversion/Continuation to Lender no later than 11:00 A.M. (New York time) on the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (A) the proposed conversion/ continuation date (which shall be a Business Day), (B) the amount and type of the Loan to be converted/continued, (C) the nature of the proposed conversion/ continuation, (D) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and
(E) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Lender telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(d); PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Lender on or before the proposed conversion/continuation date. If Borrower shall not have given notice in accordance with this subsection 2.2(d) to continue any Loan into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this subsection 2.2(d) to convert such Loan), such Loan shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as a Base Rate Loan.

         2.2(d)(iii) Lender shall not incur any liability to Borrower in acting upon any telephonic notice referred to above that Lender believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(d), and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

         2.2(d)(iv) Except as otherwise provided in subsections 2.6(b), 2.6(c) and 2.6(g), a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

         2.2(e) DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); PROVIDED that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

         2.2(f) COMPUTATION OF INTEREST. Interest on the Loans shall be computed
(i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

         2.2(g) INTEREST LAWS. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (i) the provisions of this subsection shall govern and control; (ii) neither Borrower nor any Loan Party shall be obligated to pay any Excess Interest; (iii) any Excess Interest that Lender may have received hereunder shall be, at Lender's option, (A) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (B) refunded to the payor thereof, or (C) any combination of the foregoing; (D) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (E) neither Borrower nor any Loan Party shall have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such Interest Period.

2.3      FEES.

         2.3(a) COMMITMENT FEES. (i) Borrower agrees to pay to Lender commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the aggregate principal amount of Revolving Loans outstanding, MULTIPLIED BY 0.5 of 1% per annum, such commitment fees to be calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

         2.3(a)(ii) Borrower agrees to pay to Lender commitment fees for the period from and including the Closing Date to and including the Acquisition Loan Commitment Termination Date equal to the average of the daily excess of the Acquisition Loan Commitments over the aggregate principal amount of Acquisition Loans outstanding, MULTIPLIED BY 0.5 of 1% per annum, such commitment fees to be calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Acquisition Loan Maturity Date.

         2.3(b) FEE LETTER. Borrower agrees to pay to Lender such other fees in the amounts and at the times set forth in the Fee Letter.

         2.3(c) OTHER FEES. Borrower agrees to pay to Lender such other fees in the amounts and at the times separately agreed upon by Borrower and Lender.

2.4      REPAYMENT AND PREPAYMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

         2.4(a) SCHEDULED PAYMENTS OF TERM LOAN. Borrower shall make principal payments on the Term Loan in installments on the dates and in the amounts set forth below:

         -----------------------------------------------------------------
                                                   SCHEDULED REPAYMENT
                      DATE                             OF TERM LOAN
         -----------------------------------------------------------------
               September 30, 2000                   $100,000
         -----------------------------------------------------------------
               December 31, 2000                    $100,000
         -----------------------------------------------------------------
                 March 31, 2001                     $125,000

                                      41

         -----------------------------------------------------------------
                 June 30, 2001                      $125,000
         -----------------------------------------------------------------
               September 30, 2001                   $125,000
         -----------------------------------------------------------------
               December 31, 2001                    $125,000
         -----------------------------------------------------------------
                 March 31, 2002                     $150,000
         -----------------------------------------------------------------
                 June 30, 2002                      $150,000
         -----------------------------------------------------------------
               September 30, 2002                   $150,000
         -----------------------------------------------------------------
               December 31, 2002                    $150,000
         -----------------------------------------------------------------
                 March 31, 2003                     $250,000
         -----------------------------------------------------------------
                 June 30, 2003                      $250,000
         -----------------------------------------------------------------
               September 30, 2003                   $250,000
         -----------------------------------------------------------------
               December 31, 2003                    $250,000
         -----------------------------------------------------------------
                 March 31, 2004                     $300,000
         -----------------------------------------------------------------
                 June 30, 2004                      $300,000
         -----------------------------------------------------------------
               September 30, 2004                   $300,000
         -----------------------------------------------------------------
            Term Loan Maturity Date                 $300,000
         -----------------------------------------------------------------

; PROVIDED that the scheduled installments of principal of the Term Loan set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loan in accordance with subsection 2.4(c)(iv); and PROVIDED, FURTHER that the Term Loan and all other amounts owed hereunder with respect to the Term Loan shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Borrower in respect of the Term Loan on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Term Loan.

         2.4(b) SCHEDULED PAYMENTS OF ACQUISITION LOANS. Borrower shall make principal payments on the Acquisition Loans in installments on the dates set forth below (each such date an "ACQUISITION LOAN PAYMENT DATE") in an amount based upon the quarterly percentage reductions set forth in the chart below. The aggregate principal amount of the Acquisition Loans due each Acquisition Loan Payment Date shall be the amount obtained by multiplying (i) the aggregate principal amount of the Acquisition Loans outstanding on the Acquisition Loan Commitment Termination Date by (ii) the percentage set forth below opposite such Acquisition Loan Payment Date.

         -----------------------------------------------------------------
                                                    PERCENTAGE
                      DATE                          REDUCTION
         -----------------------------------------------------------------
               September 30, 2000                     3.33%
         -----------------------------------------------------------------
               December 31, 2000                      3.33%
         -----------------------------------------------------------------
                 March 31, 2001                       4.17%
         -----------------------------------------------------------------
                 June 30, 2001                        4.17%
         -----------------------------------------------------------------
               September 30, 2001                     4.17%
         -----------------------------------------------------------------
               December 31, 2001                      4.17%
         -----------------------------------------------------------------
                 March 31, 2002                       4.17%
         -----------------------------------------------------------------
                 June 30, 2002                        4.17%
         -----------------------------------------------------------------
               September 30, 2002                     4.17%
         -----------------------------------------------------------------
               December 31, 2002                      4.17%
         -----------------------------------------------------------------
                 March 31, 2003                       4.17%
         -----------------------------------------------------------------
                 June 30, 2003                        4.17%
         -----------------------------------------------------------------
               September 30, 2003                     4.17%
         -----------------------------------------------------------------
               December 31, 2003                      4.17%
         -----------------------------------------------------------------
                 March 31, 2004                       4.17%
         -----------------------------------------------------------------
                 June 30, 2004                        4.17%
         -----------------------------------------------------------------
               September 30, 2004                     4.17%
         -----------------------------------------------------------------
               December 31, 2004                      4.17%
         -----------------------------------------------------------------
                 March 31, 2005                      13.34%
         -----------------------------------------------------------------
         Acquisition Loan Maturity Date              13.34%
         -----------------------------------------------------------------

; PROVIDED that the Acquisition Loans and all other amounts owed hereunder with respect to the Acquisition Loans shall be paid in full no later than the Acquisition Loan Maturity Date, and the final installment payable by Borrower in respect of the Acquisition Loans on such date shall be in an amount sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Acquisition Loans.

         2.4(c)   VOLUNTARY AND MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS.

         2.4(c)(i) VOLUNTARY PREPAYMENTS. Subject to the provisions of subsection 2.4(c)(v) hereof, Borrower may, upon prior written or telephonic notice of not less than two Business Days (in the case of Base Rate Loans) and not less than three Business Days (in the case of Eurodollar Rate Loans) given to Lender by 11:00 A.M. (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Lender, at any time and from time to time prepay the Term Loan or any Revolving Loans or Acquisition Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be prepaid in compliance with the provisions of Section 2.6(d) hereof. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4(c)(iv). Upon prepayment in full of the Term Loan, the Term Loan Commitment shall terminate. Optional prepayments of Revolving Credit Loans may, subject to the terms and conditions hereof, be reborrowed hereunder until the Revolving Credit Commitments are terminated. Optional prepayments of the Term Loan or the Acquisition Loans may not be reborrowed.

         2.4(c)(ii) VOLUNTARY REDUCTIONS OF LOAN COMMITMENTS. Borrower may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Lender, at any time and from time to time (A) terminate or (B) reduce in part, without premium or penalty, (x) the Revolving Loan Commitment in an amount up to the amount by which the Revolving Loan Commitment exceeds the aggregate principal amount of all outstanding Revolving Loans at the time of such proposed reduction, or (y) the Acquisition Loan Commitment in an amount up to the amount by which the Acquisition Loan Commitment exceeds the aggregate principal amount of all outstanding Acquisition Loans; PROVIDED that any such partial reduction of the Revolving Loan Commitment or Acquisition Loan Commitment shall be in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount. Borrower's notice to Lender shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Borrower's notice. Any such reduction shall be permanent and irrevocable.

         2.4(c)(iii) MANDATORY PREPAYMENTS.

                      2.4(c)(iii)(A) PREPAYMENTS FROM ASSET SALES. No later than the fifth Business Day following the date of receipt by Borrower or any of its Subsidiaries of Cash Proceeds of any (x) Asset Sale generating Cash Proceeds in excess of $100,000 or (y) any Asset Sale that, together with previous Asset Sales occurring within the same twelve-month period, generates Cash Proceeds in excess of $250,000, Borrower shall prepay the Obligations in the amount of the Net Cash Proceeds of such Asset Sale. Concurrently with any prepayment of the Loans pursuant to this subsection 2.4(c)(iii)(A), Borrower shall deliver to Lender an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof. In the event that the prepayments previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this subsection 2.4(c)(iii)(A), Borrower shall promptly make an additional prepayment of the Term Loan, Acquisition Loans, or Revolving Loans, as the case may be, in an amount equal to the amount of any such deficit, and Borrower shall concurrently therewith deliver to Lender an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit. Any mandatory prepayments pursuant to this subsection 2.4(c)(iii)(A) shall be applied as specified in subsection 2.4(c)(iv).

                  2.4(c)(iii)(B) PREPAYMENTS FROM CONSOLIDATED EXCESS CASH FLOW. On April 30 of each year, commencing with April 30, 2000, Borrower shall prepay Obligations in an amount equal to 50% of the Consolidated Excess Cash Flow, if any, for the Fiscal Year of the Borrower most recently ended if the Consolidated Adjusted EBITDA for such Fiscal Year was less than $5,000,000. Any such mandatory prepayments shall be applied as specified in subsection 2.4(c)(iv).

                  2.4(c)(iii)(C) PREPAYMENTS DUE TO INSURANCE AND CONDEMNATION PROCEEDS. No later than 120 days following the date of receipt by Borrower or any of its Subsidiaries of any cash payments under any of the casualty insurance policies covering damage to or loss of property resulting from damage to or loss of all or any portion of the Collateral or any other tangible asset (net of actual and documented reasonable costs incurred by Borrower in connection with adjustment and settlement thereof, "INSURANCE PROCEEDS") or any proceeds resulting from the taking of assets by the power of eminent domain, condemnation or otherwise (net of actual and documented reasonable costs incurred by Borrower in connection with adjustment and settlement thereof, "CONDEMNATION PROCEEDS") (in each case, other than the portion of such proceeds promptly applied by Borrower or such Subsidiary to replace or repair the property in respect of which such proceeds were paid and only if such proceeds equals or exceeds $100,000), Borrower shall prepay the Obligations in an amount equal to such Insurance Proceeds or Condemnation Proceeds. Borrower shall, no later than twelve months after receipt of any such Insurance Proceeds or Condemnation Proceeds that have not theretofore been applied to the Obligations or the replacement or repair of the property in respect of which such proceeds were paid, make an additional prepayment of the Term Loan or Revolving Loans, as the case may be, in the full amount of all such proceeds that have not then been reinvested in similar assets. Any such mandatory prepayments shall be applied as specified in subsection 2.4(c)(iv).

                  2.4(c)(iii)(D) PREPAYMENTS DUE TO REVERSION OF SURPLUS ASSETS OF PENSION PLANS. No later than the first Business Day following the date of return to Borrower or any of its Subsidiaries of any surplus assets of any pension plan of Borrower or such Subsidiary, Borrower shall prepay the Obligations in an amount (the "NET REVERSION AMOUNT") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof. Any such mandatory prepayments shall be applied as specified in subsection 2.4(c)(iv).

                  2.4(c)(iii)(E) PREPAYMENT FROM EQUITY OFFERINGS. In the event that Borrower or any of its Subsidiaries issues Capital Stock, no later than the third Business Day following the date of receipt of the proceeds from any sale of such stock (other than (1) proceeds from the issuance of Capital Stock to Borrower or any Subsidiary of Borrower by any Person that was a Subsidiary of Borrower immediately prior to such issuance; and (2) equity contributions to any Subsidiary by Borrower or any of its Subsidiaries), Borrower shall prepay the Obligations in an amount equal to fifty percent (50%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith ("NET EQUITY PROCEEDS"); PROVIDED, that the foregoing shall not obligate Borrower to make any mandatory prepayment from the proceeds of any such sale of Capital Stock if the Net Equity Proceeds are less than or equal to $100,000; PROVIDED, FURTHER, that notwithstanding the foregoing, Borrower shall make a mandatory prepayment of the Obligations in an amount equal to fifty percent (50%) of all Net Equity Proceeds in excess of $500,000 during any calendar year, to the extent not paid pursuant to the preceding clause. All mandatory prepayments pursuant to this subsection 2.4(c)(iii)(E) shall be applied as specified in subsection 2.4(c)(iv) hereof.

                  2.4(c)(iii)(F) PREPAYMENT FROM AMOUNTS RECEIVED UNDER ACQUISITION AGREEMENTS. On each date upon which Borrower or any of its Subsidiaries receives cash proceeds pursuant to any agreement or understanding relating to an acquisition agreement in respect of any Acquisition by Borrower or any of its Subsidiaries, including but not limited to indemnification or similar payments and post-closing adjustments, but excluding in each case amounts payable to third parties and reimbursement of out-of-pocket costs and expenses, Borrower shall prepay the Obligations in an amount equal to such proceeds (net of reasonable expenses incurred in connection with obtaining such proceeds.) Any such mandatory prepayments shall be applied as specified in subsection 2.4(c)(iv).

                  2.4(c)(iii)(G) MANDATORY PAYMENTS IF LOANS EXCEED RELATED MAXIMUM COMMITMENTS.

                      2.4(c)(iii)(G)(1) Upon any reduction in the amount of the
                  Revolving Loan Commitment, Borrower agrees immediately to prepay Revolving Loans in such amount as may be necessary so that the aggregate principal amount of outstanding Revolving Loans does not exceed the lesser of (i) the amount of the Revolving Loan Commitment as so reduced and (ii) the Borrowing Base.

                      2.4(c)(iii)(G)(2) Upon any reduction in the amount of the
                  Acquisition Loan Commitment, Borrower agrees immediately to prepay the Acquisition Loans in such amount as may be necessary so that the aggregate principal amount of the outstanding Acquisition Loans does not exceed the amount of the Acquisition Loan Commitment, as so reduced.

                  2.4(c)(iv)  APPLICATION OF PREPAYMENTS.

                  2.4(c)(iv)(A)APPLICATION OF VOLUNTARY PREPAYMENTS BY TYPE OF LOANS AND ORDER OF MATURITY. Any voluntary prepayments pursuant to subsection 2.4(c)(i) shall be applied first to repay the outstanding Term Loan to the full extent thereof, and second to repay outstanding Acquisition Loans to the full extent thereof. Any voluntary prepayments of the Term Loan pursuant to subsection 2.4(c)(i) shall be applied, on a PRO RATA basis, to reduce the scheduled installments of principal of the Term Loan set forth in subsection 2.4(a).

                  2.4(c)(iv)(B) APPLICATION OF MANDATORY PREPAYMENTS. Any mandatory prepayments pursuant to subsections 2.4(c)(iii) shall be applied (1) to prepay the

         Term Loan in the amount of such prepayment, (2) to the extent the amount of such prepayment exceeds the aggregate outstanding principal of the Term Loan, to prepay the Acquisition Loans in the amount of such excess, and (3) to the extent that the amount of such prepayment exceeds the sum of (x) the aggregate outstanding principal of the Term Loan PLUS (y) the outstanding principal amount of the Acquisition Loans, to prepay the Revolving Loans and permanently reduce the Revolving Loan Commitment in the amount of such excess.

                  2.4(c)(iv)(C)APPLICATION OF MANDATORY PREPAYMENTS OF TERM LOAN BY ORDER OF MATURITY. Any mandatory prepayments of the Term Loan pursuant to subsection 2.4(c)(iv)(B) shall be applied to reduce the scheduled installments of principal of the Term Loan set forth in subsection 2.4(a) that are unpaid at the time of such prepayment, in the inverse order of maturity thereof.

                  2.4(c)(iv)(D)APPLICATION OF PREPAYMENTS TO BASE RATE LOANS AND EURODOLLAR RATE LOANS. Considering Term Loan and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6(d).

         2.4(d)   GENERAL PROVISIONS REGARDING PAYMENTS.

         2.4(d)(i) MANNER AND TIME OF PAYMENT. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, set off or counterclaim, free of any restriction or condition, and delivered to Lender not later than 2:00 P.M. (New York time) on the date due at the Funding and Payment Office for the account of Lender; funds received by Lender after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day. Borrower hereby authorizes Lender to charge its accounts with Lender in order to cause timely payment to be made to Lender of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

         2.4(d)(ii) APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. All payments in respect of the principal amount of any Loan shall include payment of accrued and unpaid interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest, fees and late charges (in such order as Lender may elect) before application to principal.

         2.4(d)(iii) PAYMENTS ON BUSINESS DAY. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

2.5      USE OF PROCEEDS.

         2.5(a) TERM LOAN. The proceeds of the Term Loan, together with other funds available to Borrower, shall be applied by Borrower to (i) to refinance existing Indebtedness of Borrower in an amount not to exceed $3,500,000, and
(ii) to pay Transaction Costs in an amount not to exceed $650,000.

         2.5(b) REVOLVING LOANS. The proceeds of Revolving Loans, together with other funds available to Borrower, shall be applied by Borrower (i) to fund a portion of the purchase price of identified Permitted Acquisitions, (ii) for working capital and general corporate purposes, and (iii) to pay Transaction Costs in an amount which, together with the amount of all other Transaction Costs (whether paid pursuant to subsection 2.5(a)(ii) above or otherwise) does not exceed $650,000.

         2.5(c) ACQUISITION LOANS. The proceeds of Acquisition Loans, together with other funds available to Borrower, shall be used to fund the purchase prices of certain identified Permitted Acquisitions.

         2.5(d) MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered herein:

         2.6(a) DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 11:00 A.M. (New York time) on each Interest Rate Determination Date, Lender shall determine (which determination shall, absent demonstrable error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

         2.6(b) INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, or dollar deposits in the amount of each Eurodollar Rate Loan are not generally available in the London interbank Eurodollar market, or that the rate at which dollar deposits are being offered will not reflect adequately and fairly the cost to Lender of making or maintaining such Eurodollar Rate Loan during such Interest Period, Lender shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Lender notifies Borrower that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

         2.6(c) ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank Eurodollar market or the position of Lender in that market, then, and in any such event, Lender shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower of such determination. Thereafter (a) the obligation of Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by Lender, (b) to the extent such determination by Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/ Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6(d) to rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by telefacsimile or by telephone confirmed in writing) to Lender of such rescission on the date on which Lender gives notice of its determination as described above.

         2.6(d) COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Borrower shall compensate Lender, upon written request by Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans, any loss, expense or liability sustained by Lender in connection with the liquidation or reemployment of such funds, and any loss, expense or liability sustained by Lender under Interest Rate Agreements) which Lender may sustain:
(i) if for any reason (other than a default by Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

         2.6(e) BOOKING OF EURODOLLAR RATE LOANS. Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of Lender.

         2.6(f) ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to Lender under this subsection 2.6 and under subsection 2.7(a) shall be made as though Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of Lender to a domestic office of Lender in the United States of America; PROVIDED, HOWEVER, that Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7(a).

         2.6(g) EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6(d), any Notice of Borrowing or Notice of Conversion/ Continuation given by Borrower with respect to a requested borrowing or conversion/ continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

2.7      INCREASED COSTS; TAXES, CAPITAL ADEQUACY.

         2.7(a) COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7(b), in the event that Lender shall determine (which determination shall, absent demonstrable error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein (including but not limited to any change by way of imposition or increase of reserve requirements) or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, or compliance by Lender with any guideline, request or directive issued or made by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                  2.7(a)(i) subjects Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of Lender) with respect to this Agreement or any of its obligations hereunder or any payments to Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

                  2.7(a)(ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

                  2.7(a)(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting Lender (or its applicable lending office) or its obligations hereunder or the London interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Lender in its sole discretion shall determine) as may be necessary to compensate Lender for any such increased cost or reduction in amounts received or receivable hereunder. Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this subsection 2.7(a), which statement shall be conclusive and binding upon all parties hereto absent demonstrable error.

         2.7(b)   WITHHOLDING OF TAXES.

         2.7(b)(i) PAYMENTS TO BE FREE AND CLEAR. All sums payable by Borrower under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

         2.7(b)(ii) GROSSING-UP OF PAYMENTS. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Lender under any of the Loan
Documents:

                  2.7(b)(ii)(a)Borrower shall notify Lender of any such requirement or any change in any such requirement as soon as possible after Borrower becomes aware of it;

                  2.7(b)(ii)(b)Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Lender) on behalf of and in the name of Lender;

                  2.7(b)(ii)(c)the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  2.7(b)(ii)(d)within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Lender evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

         2.7(c) CAPITAL ADEQUACY ADJUSTMENT. If Lender shall have determined that the adoption, effectiveness, phase-in or applicability of any law, rule, guideline or regulation (or any provision thereof) regarding capital adequacy, including, without limitation, the July 1998 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or any change therein or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental or quasi-governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender as a consequence of, or with reference to, Lender's Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from Lender of the statement referred to in the next sentence, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or such controlling corporation on an after-tax basis for such reduction. Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent demonstrable error.


                                   SECTION 3.
                               CONDITIONS TO LOANS

         The obligations of Lender to make Loans hereunder are subject to the satisfaction of the following conditions.

3.1 CONDITIONS TO TERM LOAN AND INITIAL REVOLVING LOANS. The obligations of Lender to make the Term Loan and any Revolving Loans or Acquisition Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 3.2, subject to prior or concurrent satisfaction of the following conditions:

         3.1(a) CORPORATE DOCUMENTS. On or before the Closing Date, Borrower,VISTA Environmental, E/Risk, GeoSure, GeoSure, Inc., NRC, NRCIS, Ensite, EcoSearch

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

Acquisition and EcoSearch shall deliver or cause to be delivered to Lender the following, each, unless otherwise noted, dated the Closing Date:

         3.1(a)(i) Certified copies of its certificate of incorporation or, in the case of NRC and GeoSure, its articles of organization and partnership certificate, respectively, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other jurisdiction in which it is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

         3.1(a)(ii) Copies of its bylaws, operating agreement, or partnership agreement, as the case may be, certified as of the Closing Date by its corporate secretary or an assistant secretary;

         3.1(a)(iii) Resolutions of its Board of Directors (or, in the case of NRC and GeoSure, the Board of Directors of its Managing Member and several partners, respectively) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and approving and authorizing the payment of the Notes, and the granting of the Liens contemplated by the Loan Documents to which it is a party, in form and substance satisfactory to Lender and its counsel, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

         3.1(a)(iv) Signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents to which it is a party;

         3.1(b) LOAN DOCUMENTS. On or before the Closing Date, Borrower,VISTA Environmental, E/Risk, GeoSure, GeoSure, Inc., NRC, NRCIS, Ensite, EcoSearch Acquisition and EcoSearch shall each deliver or cause to be delivered to Lender each Loan Document to which it is a party, including but not limited to, this Agreement, the Notes (duly executed in accordance with subsection 2.1(e) drawn to the order of Lender and with appropriate insertions), and the Warrant, and such other documents as Lender may reasonably request, each dated the closing Date unless otherwise noted.

         3.1(c) CAPITALIZATION. Lender shall be satisfied with the capital, organization, ownership and management structure of Borrower and its Subsidiaries and with the form and substance of all intercompany contracts and transactions between Borrower and its Subsidiaries and any of their respective Affiliates.

         3.1(d) NECESSARY CONSENTS AND APPROVALS. Borrower shall have obtained and delivered to Lender all regulatory approvals and consents (including but not limited to consents of landlords and mortgagees and consents of third parties that might have claims against the Collateral or any part thereof) necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lender.

         3.1(e) LIEN SEARCHES. Lender shall have received written advice, in form and substance reasonably satisfactory to Lender, relating to such Lien and judgment searches as Lender may require and the results of such searches shall be satisfactory to Lender.

         3.1(f) PERFECTION OF SECURITY INTERESTS. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority security interest in the entire Collateral granted by the Collateral Documents. Such actions shall include, without limitation: (i) the delivery pursuant to the applicable Collateral Documents of such certificates (which certificates shall be registered in the name of Lender or properly endorsed in blank for transfer or accompanied by irrevocable undated stock powers duly endorsed in blank, all in form and substance reasonably satisfactory to Lender) representing all of the shares of Capital Stock required to be pledged pursuant to the Collateral Documents; (ii) the delivery to Lender of Uniform Commercial Code financing statements, executed by the applicable Loan Parties as to the Collateral granted by such Loan Parties for all jurisdictions as may be necessary or desirable to perfect Lender's security interest in such Collateral; and (iii) evidence reasonably satisfactory to Lender that all other filings (including, without limitation, Uniform Commercial Code termination statements), recordings and other actions Lender deems necessary or advisable to establish, preserve and perfect the first priority Liens granted to Lender in personal and mixed property shall have been made.

         3.1(g) LEASES. Lender shall have received copies of all real property leases identified on SCHEDULE 4.8 hereto, certified by Borrower to be true and correct as of the Closing Date, in form and substance satisfactory to Lender.

         3.1(h) OPINIONS OF COUNSEL. Lender and its counsel shall have received originally executed copies of one or more favorable written opinions of Gray, Cary, Ware & Freidenrich LLP, counsel for the Loan Parties, in form and substance satisfactory to Lender and its counsel, addressed to Lender, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in EXHIBIT VII annexed hereto and as to such other matters as Lender may reasonably request.

         3.1(i) FEES. Borrower shall have paid to Lender the fees payable on the Closing Date referred to in subsection 2.3.

         3.1(j) PRO FORMA BALANCE SHEETS; PROJECTIONS; FINANCIAL STATEMENTS. On or before the Closing Date, Lender shall have received from Borrower (i) a PRO FORMA consolidated balance sheet of Borrower and its Subsidiaries as at the Closing Date, prepared in accordance with GAAP, after giving effect to the Loan Documents, which shall be in form and substance satisfactory to Lender; (ii) a plan and financial forecast prepared by senior management of Borrower on a consolidated and consolidating basis, in form and substance satisfactory to Lender, including consolidated and consolidating balance sheets, income statements, cash flow statements and underlying assumptions for Borrower and its Subsidiaries on an annual basis for the period from June 30, 1999 through June 30, 2005, demonstrating, without limitation, the ability of the Loan Parties to meet all of the Obligations as they mature (the "PROJECTIONS"); and (iii) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at April 30, 1999 and the related consolidated and consolidating statements of income and cash flows of Borrower and its Subsidiaries (x) for such month and (y) for the four-month period ended April 30, 1999, showing the Consolidated Adjusted EBITDA during such four-month period of not less than $1,300,000, and otherwise in form and substance satisfactory to Lender.

         3.1(k) EVIDENCE OF INSURANCE. Borrower shall have delivered to Lender certificates of insurance naming Lender as loss payee under the casualty insurance policies and as additional insured under the liability and business interruption policies, all as required pursuant to subsection 5.4 hereof or pursuant to the Collateral Documents, together with the insurance policies evidenced by such certificates. All such certificates of insurance shall contain such endorsements as are reasonably required by Lender.

         3.1(l) NO MATERIAL ADVERSE EFFECT. Since December 31, 1998, no Material Adverse Effect shall have occurred.

         3.1(m) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENT. Borrower shall have delivered to Lender an Officers' Certificate, in form and substance reasonably satisfactory to Lender, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date and that Borrower shall have performed in all material respects all agreements and satisfied in all material respects all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Lender.

         3.1(n) ACCOUNTS. Borrower and its Subsidiaries shall have opened concentration accounts and operating accounts at Lender.

         3.1(o) INTEREST RATE AGREEMENTS. Borrower shall have obtained and Lender shall have reviewed and approved Interest Rate Agreements in accordance with the provisions of subsection 5.9 hereof.

         3.1(p) BORROWING BASE. Lender shall have received a Borrowing Base Certificate demonstrating the Borrowing Base as of May 31, 1999 and certified by the chief financial officer of Borrower to be true and complete in all material respects as of such date.

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

         3.1(q) INSURANCE AUDIT. Lender shall have received a review of Borrower's insurance policies and coverage, in form and substance satisfactory to Lender in all respects, by The Owens Group.

         3.1(r) PAYOFF AND RELEASE LETTERS. Lender shall have received payoff and release letters (and related UCC-3 financing statements or other discharges) in form and substance satisfactory to Lender from (i) State Street Bank and Trust Company and (ii) Silicon Valley National Bank, and arrangements satisfactory to Lender shall have been made by Borrower with respect thereto.

         3.1(s) YEAR 2000 COMPLIANCE. Borrower shall have provided with details as to acts previously taken, to address the Year 2000 Problem, including for the remediation, monitoring and testing of the Borrower and each of its Subsidiaries' computer systems.

         3.1(t) MATERIAL CONTRACTS. Lender shall have received copies of all Material Contracts, certified by Borrower to be true, correct and complete copies.

         3.1(u) BOOKS AND RECORDS. Lender shall have completed a satisfactory review of the books and records of Borrower and its Subsidiaries, including but not limited to all material sales contracts, vendor supply contracts and satisfactory trade references, and also including receipt and review of and satisfaction with due diligence reports prepared by a CPA firm acceptable to Lender and Borrower concerning accounts receivable and inventory of each Loan Party and the quality of accounting procedures and MIS.

         3.1(v) FEES AND EXPENSES. Borrower shall have provided Lender with an itemization of all Transaction Costs and all fees referred to in subsection 2.3 not later than five (5) Business Days prior to the scheduled Closing Date. Lender shall have approved all Transaction Costs and such Transaction Costs shall not in any event exceed $650,000.

         3.1(w) REGULATORY AND COMPLIANCE ISSUES. Lender shall have completed a review of all regulatory issues, restrictions and compliance issues that affect Borrower, including but not limited to environmental matters, pension liabilities and the Year 2000 Problem.

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

         3.1(x) COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Lender and its counsel shall be reasonably satisfactory in form and substance to Lender and such counsel, and Lender and such counsel shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.2      CONDITIONS TO ALL LOANS.

         The obligations of Lender to make Loans on each Funding Date are subject to the following further conditions precedent:

         3.2(a) Lender shall have received before that Funding Date, in accordance with the provisions of subsection 2.1(b), an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer or assistant treasurer of Borrower.

         3.2(b)   As of that Funding Date:

         3.2(b)(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

         3.2(b)(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

         3.2(b)(iii) Borrower shall have performed all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

         3.2(b)(iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from making the Loans to be made by it on that Funding Date;

         3.2(b)(v) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

         3.2(b)(vi) There shall not be pending or, to the knowledge of Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its

Subsidiaries that has not been disclosed by Borrower in writing pursuant to subsection 4.6 or 5.1(xiii) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the reasonable opinion of Lender, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder;

         3.2(b)(vii) The Borrowing Base shall not be less than the aggregate principal amount of the outstanding Revolving Loans and Borrower shall have delivered to Lender the Borrowing Base Certificate for the most recent month as required by subsection 5.1(vi).

         The acceptance of the proceeds of each Borrowing of Loans shall constitute a representation and warranty by each Loan Party to Lender that all of the applicable conditions specified in this Section 3.2 have been satisfied or waived.

         All of the certificates, legal opinions and other documents and papers referred to in this Section 3.2, unless otherwise specified, shall be delivered to Lender at the Lender's Funding and Payment Office (or such other location as may be specified by Lender) and shall be satisfactory in form and substance to Lender.


                                   SECTION 4.
                         REPRESENTATIONS AND WARRANTIES

         In order to induce Lender to enter into this Agreement and to make the Loans, Borrower and the Guarantors, jointly and severally, represent and warrant to Lender, on the date of this Agreement and on each Funding Date, that the following statements are true, correct and complete:

4.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS, SUBSIDIARIES AND COLLATERAL DOCUMENTS.

         4.1(a) ORGANIZATION AND POWERS. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

         4.1(b) QUALIFICATION AND GOOD STANDING. Borrower is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except where such failure to qualify and be in good standing would not have a Material Adverse Effect.

         4.1(c) LOAN PARTIES; SUBSIDIARIES. Borrower has no Subsidiaries except the wholly owned Subsidiaries identified on SCHEDULE 4.1 annexed hereto. As such, SCHEDULE 4.1 may be supplemented from time to time pursuant to the provisions of subsection 5.10. Such SCHEDULE 4.1 lists each Subsidiary of the Borrower existing on the Closing Date, indicating (a) its jurisdiction of incorporation or formation, (b) its owners (by holder and percentage interest),
(c) all options of the Borrower or any Subsidiary to acquire or redeem its own stock, (d) the total amount payable in respect of the exercise of any such option or redemption as of June 30, 1999, and (e) the annual amount by which such option exercise or redemption price will increase. Each option or redemption agreement is in full force and effect and is enforceable against the other party thereto in accordance with its terms. The Capital Stock of each of the Loan Parties is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations.

         4.1(d) COLLATERAL DOCUMENTS. The security interests created in favor of Lender under the Collateral Documents will at all times from and after the Closing Date constitute, as security for the obligations purported to be secured thereby, a legal, valid and enforceable security interest in and Lien on all of the Collateral referred to therein in favor of Lender, perfected and prior to the rights of all third persons in accordance with the requirements of all applicable Collateral Documents, except as may be permitted thereby. Each Loan Party has good and marketable title to its respective Collateral, and all such Collateral is free and clear of all Liens except for Liens permitted by subsection 5.2. No consents, filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests purported to be created by any of the Collateral Documents, other than such as have been obtained and which remain in full force and effect, Uniform Commercial Code financing statements to be filed, or delivered to Lender for filing, on the Closing Date, periodic Uniform Commercial Code continuation filings or as may be specifically otherwise permitted by the terms of any applicable Collateral Document and recordings of Notices of Security Interest with the United States Patent and Trademark Office.

4.2      AUTHORIZATION OF BORROWING, ETC.

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

         4.2(a) AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of each Loan Party.

         4.2(b) NO CONFLICT. The execution, delivery and performance by the Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party, the Certificate or Articles of Incorporation or Bylaws of any Loan Party or any order, judgment or decree of any court or other agency of government binding on any Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of any Loan Party, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of Lender), or (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lender.

         4.2(c) GOVERNMENTAL CONSENTS. The execution, delivery and performance by the Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body or any applicable securities exchange, except for routine filings with the Securities and Exchange Commission that may be made after the Closing Date.

         4.2(d) BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto and is the legally valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.3      FINANCIAL CONDITION; PROJECTIONS.

         4.3(a) FINANCIAL STATEMENTS. Borrower has heretofore delivered to Lender, at Lender's request, the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at April 30, 1999 and the related unaudited consolidated and consolidating statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for the fiscal period then ended, including footnotes. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position as of the respective dates thereof of Borrower and cash flows of Borrower for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and footnote disclosures. Borrower does not have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto or which is material in relation to the business, operations, properties, assets, condition
(financial or otherwise) or prospects of Borrower.

         4.3(b) PROJECTIONS. On and as of the Closing Date, the Projections of Borrower and its Subsidiaries for the period from December 31, 1999 through June 30, 2005 are based on good faith estimates and assumptions made by the management of Borrower, it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and that the differences may be material.

4.4 NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS. Since December 31, 1998, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment paid or payable on or after the Closing Date or agreed to do so except as permitted by subsection 6.5.

4.5 TITLE TO PROPERTIES: LIENS. Borrower and its Subsidiaries have (i) valid leasehold interests in (in the case of leasehold interests in real or personal property) or (ii) good and marketable title to (in the case of all other personal property) all of the properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1. Except as may be permitted by this Agreement, all such properties and assets are free and clear of Liens. Each Loan Party or its respective Subsidiaries holds all material licenses, certificates of occupancy or operation and similar certificates and clearances of municipal and other authorities necessary to own and operate its properties in the manner and for the purposes currently operated by such party. There are no actual, threatened or alleged defaults of a material nature with respect to any leases of real property under which any Loan Party or its respective Subsidiaries is lessor or lessee.

4.6 LITIGATION: ADVERSE FACTS. There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any applicable national securities exchange, pending or threatened against or affecting any Loan Party or any property of any Loan Party that (a), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (b) involve the transactions contemplated by this Agreement. None of the Loan Parties is in violation of any applicable laws, rules, or regulations of any governmental authority or the rules or regulations of any applicable national securities exchange, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7 PAYMENT OF TAXES. Except to the extent permitted by subsection 5.3, all tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. None of the Loan Parties knows of any proposed tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary (as the case may be) in good faith and by appropriate proceedings; PROVIDED that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8 REAL PROPERTY. As of the Closing Date, SCHEDULE 4.8 annexed hereto contains a true, accurate and complete list of (a) leases, subleases or assignments, of leases, or any agreements similar to the foregoing (together with all amendments, modifications, supplements, renewals or extensions of any thereof), affecting each parcel of real property leased by each Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease, assignment or similar assignment and (b) real property owned in fee by each Loan Party. Except as specified in SCHEDULE 4.8 annexed hereto, each agreement listed in clause (a) above is in full force and effect with respect to each Loan Party that is a party thereto and no Loan party has any knowledge of a default that has occurred and is continuing thereunder and each constitutes the legally valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

4.9      PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

         4.9(a) None of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

         4.9(b) None of the Loan Parties is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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4.10     GOVERNMENTAL REGULATION.

         None of the Loan Parties is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.11     SECURITIES ACTIVITIES.

         4.11(a) None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

         4.11(b) Following application of the proceeds of each Loan, not more than 25% of the value of the assets of any Loan Party, or of such Loan Party and its Subsidiaries on a consolidated basis, will be Margin Stock.

4.12     EMPLOYEE BENEFIT PLANS; NO NON-EXEMPT PROHIBITED TRANSACTION.

         4.12(a) Borrower and each of its ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

         4.12(b) There has been no ERISA Event which is continuing or in respect of which there is any outstanding liability of Borrower or any of its ERISA Affiliates, and no ERISA Event is reasonably expected to occur.

         4.12(c) As of the most recent valuation date for any Pension Plan, the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan for purposes of
Section 412 of the Internal Revenue Code or Section 302 of ERISA) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) does not exceed the fair market value of the assets of such Pension Plan, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities).

4.13 CERTAIN FEES. Except for a fee payable to Pro Finance Associates in an amount not to exceed $250,000, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each Loan Party hereby indemnifies Lender against, and agrees that it will hold Lender harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including

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reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.14     ENVIRONMENTAL PROTECTION.  Except as set forth on SCHEDULE 4.14:

         4.14(a) The operations of Borrower and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws.

         4.14(b) Borrower and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Borrower and each of its Subsidiaries are in compliance with all terms and conditions of such Governmental Authorizations.

         4.14(c) Neither Borrower nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable state laws, and none of the operations of Borrower or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location.

         4.14(d) None of the operations of Borrower of any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws.

         4.14(e) Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order or settlement agreement or consent decree with any governmental authority or private party relating to (i) any Environmental Laws or (ii) any Environmental Claims.

         4.14(f) Neither Borrower nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials.

         4.14(g) No Hazardous Materials exist on, under or about any Facility, other than Hazardous Materials listed on Schedule 4.14 hereto that are used in the ordinary course of business in compliance with all Environmental Laws and neither Borrower nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials.

         4.14(h) Neither Borrower nor any of its Subsidiaries nor, to the best knowledge of Borrower, any of its predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim.

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         4.14(i) No underground storage tanks or surface impoundments are on or at any Facility.

         4.14(j) No Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

4.15 EMPLOYEE MATTERS. Neither Borrower nor any of its Subsidiaries nor any of their respective employees is subject to any collective bargaining agreement. No petition for certification or union election is pending with respect to the employees of any such Person and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any such Person. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any such Person and its respective employees, and no labor controversy exists or is threatened that would reasonably be expected to result in any of the foregoing. Neither Borrower nor any of its Subsidiaries is subject to any employment agreement except for the employment agreements set forth on SCHEDULE
4.15 annexed hereto.

4.16 SOLVENCY. Each of the Loan Parties is and, upon the incurrence of any Obligations by Borrower on any date on which this representation is made, will be, Solvent.

4.17 DISCLOSURE. No representation or warranty of any Loan Party contained in any Loan Document or in any other document, certificate or written statement furnished to Lender by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading, as of the date and in light of the circumstances in which the same were made. Any projections and PRO FORMA financial information contained in such materials are based upon good faith estimates and assumptions believed by any Loan Party to be reasonable at the time made. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Loan Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

4.18 NO JOINT VENTURES OR PARTNERSHIPS. Except as set forth on SCHEDULE 4.18, as of the date hereof, no Loan Party is engaged in any Joint Venture or partnership with any other Person.

4.19 NO ASSUMED NAMES OR TRADE NAMES. Except as set forth on SCHEDULE 4.19, during the five years prior to the execution of this Agreement, no Loan Party has been known under, or transacted business using, any name except those set forth above at the beginning of this Agreement or in Section 1.1 of this Agreement. If any Loan Party

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becomes aware of the prior use of any trade or fictitious name, such Loan
Party shall promptly notify the Lender of the same.

4.20 NO ACTUAL OR PENDING MATERIAL MODIFICATION OF BUSINESS. As of the date hereof, there exists no actual or threatened, termination, cancellation or limitation of, or any modification or change in, the business relationship of any Loan Party, with any customer or group of customers whose purchases individually or in the aggregate are material to the operations of any Loan Party's business, or with any material supplier (other than in the ordinary course of business where one supplier is replaced by another offering terms which are no less favorable to such Loan Party).

4.21 INTELLECTUAL PROPERTY. Borrower and each of its Subsidiaries possesses all trademarks, service marks, trade names, trade service styles, copyrights and patents and all licenses, permits and authorizations that are necessary to own its property and to conduct its business as it is presently conducted or as Borrower and each such Subsidiary intends to conduct its business hereafter without any infringement or conflict with the rights of any other Person or any violation of law, which infringement, conflict or violation would have a Material Adverse Effect. Except as set forth on Schedule 4.21, as of the date hereof, neither Borrower nor any of its Subsidiaries has any interest in any unexpired patents or currently pending patent applications, any U.S. trademark registrations or currently pending trademark applications, any foreign trademark registrations or currently pending trademark applications or any copyright registrations or currently pending copyright applications; Borrower will notify Lender, and will cause each Subsidiary to notify Lender, prior to obtaining an interest in any of the foregoing and will grant Lender a security interest, and will cause each Subsidiary to grant a security interest, therein, pursuant to a security agreement, notice of security interest and other documents requested by Lender, all in form and substance acceptable to Lender, immediately upon acquiring any such interest.

4.22 INDEBTEDNESS. As of the date hereof, no Loan Party has any existing Indebtedness except the Indebtedness, if any, which is described in SCHEDULE
6.1. As of the date hereof, no Loan Party has assumed, guarantied or endorsed, or otherwise become directly or contingently liable in connection with, any material liability of any other Person except for the endorsement of checks and other negotiable instruments for collection in the ordinary course of business, Indebtedness or guaranties in favor of Lender, and Indebtedness described on
SCHEDULE 6.1.

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4.23 INVESTMENTS. As of the date hereof, no Loan Party (i) has committed to make any Investment, and has no Investment in any Person other than as permitted under subsection 6.3; (ii) is a party to any indenture, agreement, contract, instrument or lease or subject to any partnership agreement provision or other partnership restriction or any injunction, order, restriction or decree, which would reasonably be expected to materially and adversely affect its business, prospects, operations, assets or financial condition; (iii) is a party to any material "take or pay" contract as to which it is the purchaser; and (iv) has any material contingent or long-term liability or commitment, including management contracts (excluding employment contracts of full-time individual officers or employees disclosed to Lender) which would materially and adversely affect its business, operations, assets or financial condition, in each case that has not been disclosed to the Lender in writing.

4.24 COMPLIANCE WITH LAWS. Each Loan Party is in compliance with all applicable laws, rules, orders and regulations, the violation of which would have a material adverse effect on such Loan Party's condition, financial or otherwise, or its ability to perform and comply punctually and fully with the terms and provisions hereof. Each Loan Party (a) has filed in a timely manner all reports, documents and other materials required to be filed by it with any governmental bureau, agency or instrumentality (and the information contained in each of such filings is true, correct and complete in all respects), and (b) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any governmental authority.

4.25 LENDER'S SECURITY INTEREST. When the Term Loan is made, Lender will have a valid and (subject to the filing of UCC financing statements) perfected first security interest and lien in and to the Collateral, prior and superior to all other existing and future liens except Permitted Encumbrances, and in each case enforceable against all third parties in all relevant jurisdictions and securing the payment of all Obligations purported to be secured by such collateral. No consents, filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests purported to be created by any of the Loan Documents, other than such as have been obtained and which remain in full force and effect, Uniform Commercial Code financing statements to be filed, or delivered to the Lender for filing, on the Closing Date, periodic Uniform Commercial Code continuation filings, and Notices of Security Interest to be recorded, or delivered to Lender for recording, on the Closing Date, with the United States Patent and Trademark Office.

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4.26 EMPLOYMENT, PRODUCT RECALLS AND OTHER REGULATIONS. Borrower and its
Subsidiaries are in material compliance with all federal, state or local laws and regulations including laws and regulations relating to deceptive trade practices, unfair labor practices, equal employment opportunity, employee safety and other administrative controls over, and operating and testing procedures with respect to, the substances handled and/or the products manufactured by Borrower and its Subsidiaries, as in effect in all jurisdictions in which Borrower or any of its Subsidiaries are presently doing business. Neither Borrower nor any of its Subsidiaries has made any political contribution for the purpose of maintaining or furthering its business or any payment, direct or indirect, in the nature of bribes, kickbacks or similar payments. No material condemnations, eminent domain or expropriation proceeding has been commenced, or to the best knowledge of Borrower after due inquiry, threatened against the assets of Borrower or the assets of its Subsidiaries.

4.27 INSURANCE. SCHEDULE 4.27 sets forth a complete and accurate descriptions of all policies of insurance that will be in effect as of the Closing Date for Borrower and its Subsidiaries. Borrower and its Subsidiaries are adequately insured under such policies, no notice of cancellation has been received with respect to such policies and Borrower and its Subsidiaries are in compliance with all conditions contained in such policies.

4.28 BANK ACCOUNTS. SCHEDULE 4.28 sets forth the account numbers and locations of all bank accounts of Borrower and its Subsidiaries. Except with respect to accounts established with Lender, Borrower shall give Lender at least five (5) days prior written notice of the establishment of any new accounts by Borrower or any of its Subsidiaries and no such new account shall be established other than in compliance with the provisions of Section 7 of the Security Agreement.

4.29 YEAR 2000. Borrower has reviewed its operations and those of its Subsidiaries with a view to assessing whether it or its Subsidiaries' respective business will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data, be vulnerable to a Year 2000 Problem. Based on such review, the Borrower has no reason to believe that a Materially Adverse Effect will occur with respect to its or its Subsidiaries' businesses or operations resulting from a Year 2000 Problem. Borrower has developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of its own or a third party's systems or equipment due to the Year 2000 Problem, including those of vendors, customers and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure. Except for any reprogramming referred to above, the computer systems of Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

4.30 CAPITALIZATION. The authorized capital stock of all classes of each Guarantor are issued and outstanding and are held by the persons and in the amounts set forth on

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SCHEDULE 4.30. All such outstanding shares have been duly and validly issued and are fully paid and non-assessable. As of the date hereof, except as set forth on SCHEDULE 4.30, (a) no Guarantor has outstanding any other securities convertible into or exchangeable for its capital stock or outstanding any subscriptions, options, warrants, calls, commitments, claims, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance or sale of, or otherwise relating to, any shares of capital stock of any Guarantor, and (b) there are no outstanding obligations of Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of other ownership interest of Borrower or any of its Subsidiaries nor are there any outstanding obligations of Borrower or any of its Subsidiaries to make payments to any person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of Borrower or any of its Subsidiaries.

4.31 SEC FILINGS. Since January 1, 1996, Borrower has timely filed with the Securities and Exchange Commission all forms, reports, registration statements and documents required to be filed by it (collectively, "BORROWER'S SEC REPORTS"). As of their respective dates, Borrower's SEC Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and all rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Borrower's SEC Reports is required to be amended or supplemented as of the date hereof.

4.32 MANAGEMENT STRUCTURE. The management structure of Borrower and its Subsidiaries is as set forth on SCHEDULE 4.32 annexed hereto.


                                   SECTION 5.
                              AFFIRMATIVE COVENANTS

         Each of the Loan Parties covenants and agrees that, so long as the Commitment hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Lender shall otherwise give prior written consent, it shall perform, or cause the performance of, all covenants in this Section 5.

5.1 FINANCIAL STATEMENTS AND OTHER REPORTS. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to
Lender:

         5.1(i) MONTHLY FINANCIALS: as soon as available and in any event within 30 days after the end of June 1999, and within 30 days after the end of each month thereafter, (a) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of

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income and cash flows of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (in the case of June 1999 and each following month) and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 5.1(iv), to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, discussing the operations and cash flows for those periods and, to the extent such information is available for the corresponding periods in the prior Fiscal Year, comparing the performance during such period to the corresponding periods in the prior Fiscal Year and to the forecasts for such periods.

         5.1(ii) QUARTERLY FINANCIALS: as soon as available and in any event within 45 days after the end of September 1999, and within 45 days after the end of each fiscal quarter thereafter, (a) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and cash flows of Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (in the case of September 1999 and each following fiscal quarter) and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 5.1(iv), to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, discussing the operations and cash flows for those periods and, to the extent such information is available for the corresponding periods in the prior Fiscal Year, comparing the performance during such period to the corresponding periods in the prior Fiscal Year and to the forecasts for such periods.

         5.1(iii) YEAR-END FINANCIALS: as soon as available and in any event within 120 days after the end of each Fiscal Year, (a) the audited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth, to the extent that they differ materially from such consolidated statements, in comparative form

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the corresponding figures for the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast delivered pursuant to subsection 5.1(iv) for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Borrower and its Subsidiaries for such Fiscal Year and comparing the performance during such Fiscal Year to the prior Fiscal Year and the forecasts for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Lender, which report shall be unqualified, shall express no doubts about the ability of Borrower and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP, and if GAAP has not been applied on a basis consistent with prior years, shall so note, and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

         5.1(iv) FINANCIAL PLANS: as soon as available and in any event no later than 60 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year, including without limitation (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, together with PRO FORMA Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as Lender may reasonably request;

         5.1(v) EXCESS CASH FLOW CERTIFICATE: as soon as available, but in any event within 120 days following the end of each Fiscal Year commencing with the Fiscal Year ending in December 1999, an Officers' Certificate, signed by the chief financial officer of Borrower, setting forth the calculation of Consolidated Excess Cash Flow for such Fiscal Year in reasonable detail;

         5.1(vi) BORROWING BASE CERTIFICATE: on the Closing Date and within 20 days after the last day of each fiscal month, a Borrowing Base Certificate demonstrating the Borrowing Base as of the last day of such fiscal month and certified by the chief financial officer of Borrower;

         5.1(vii) OFFICERS' AND COMPLIANCE CERTIFICATES: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (i), (ii) and (iii) above, (a) an Officers' Certificate of Borrower stating that the signers have reviewed

                                      73
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the terms of this Agreement and have made, or caused to be made under their supervision, a review in detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6;

         5.1(viii) RECONCILIATION STATEMENTS: (a) if, as a result of any material change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (iv) of this subsection 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, at the reasonable request of Lender, consolidated financial statements of Borrower and its Subsidiaries for
(y) the current Fiscal Year to the effective date of such change and (z) the one full Fiscal Year immediately preceding the Fiscal Year in which such change is made, in each case prepared on a PRO FORMA basis as if such change had been in effect during such periods, and a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change and (b) if, as a result of the application of GAAP or any other change in practices or procedures, the presentation of information with respect to Accounts Receivable would differ in any material respect from the presentation of such information contained in any Borrowing Base Certificate delivered on the Closing Date or subsequent thereto pursuant to subdivision (vi) of this subsection 5.1, at the request of Lender, a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences that would have resulted if such Borrowing Base Certificate had been prepared without giving effect to such change;

         5.1(ix) ACCOUNTANTS' CERTIFICATION: together with each delivery of consolidated financial statements of Borrower and its Subsidiaries pursuant to subdivision (iii) above, written statement by the independent certified public accountants giving the report thereon stating that based on their audit examination nothing has come to their attention that causes them to believe that Borrower or its Subsidiaries failed to comply with the terms, covenants, provisions or conditions of subsections 6.1, 6.2(a), 6.2(c), 6.2(d), 6.3, 6.4, 6.6, 6.7, 6.8, 6.9 and 6.10 of this Agreement, which are objectively determinable of compliance and that relate to accounting matters;

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         5.1(x) ACCOUNTANTS' REPORTS: promptly upon receipt thereof, copies of all reports submitted to any Loan Parties by independent certified public accountants in connection with such annual, interim or special audit of the financial statements of Borrower and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

         5.1(xi) SEC FILINGS AND PRESS RELEASES: simultaneously with their becoming publicly available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by any Loan Party to its security holders, (b) all regular, periodic and interim reports and all registration statements and prospectuses, if any, filed by any of the Loan Parties with any securities exchange or with the Securities and Exchange Commission or governmental or private regulatory authority, and (c) all press releases and other statements made available generally by any Loan Party to the public concerning material developments in the business of any Loan Party;

         5.1(xii) EVENTS OF DEFAULT, ETC.: promptly upon any officer of any Loan Party obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that Lender has given notice or taken any other action with respect to a claimed statement of any Event of Default or Potential Event of Default, (b) that any Person has given any notice to any Loan Party or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2,
(c) of any condition or event that would be required to be disclosed in a current report filed by any Loan Party with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if such Loan Party were required to file such reports under the Exchange Act, (d) to the extent not covered by clause (c) above, any violation of the rules or regulations of the United States Securities and Exchange Commission or the NASDAQ or other applicable securities exchange, or other applicable law, rule or regulation of any governmental authority, or (e) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

         5.1(xiii) LITIGATION OR OTHER PROCEEDINGS: (a) promptly upon any officer of any Loan Party obtaining knowledge of (x) the institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental or NASDAQ (or other securities exchange) investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Borrower to Lender or (y) any material development in any Proceeding that:

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                   5.1(xiii)(1) if adversely determined, has a reasonable
possibility of giving rise to a Material Adverse Effect; or

                   5.1(xiii)(2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to any Loan Party to enable Lender and its counsel to evaluate such matters, and (b) within twenty days after the end of each fiscal quarter of Borrower, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, any Loan Party equal to or greater than $100,000, and promptly after request by Lender such other information as may be reasonably requested by Lender to enable Lender and its counsel to evaluate any of such Proceedings;

         5.1(xiv) ERISA EVENTS: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

         5.1(xv) ERISA NOTICES: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of its ERISA Affiliates with the Internal Revenue Services with respect to each Pension Plan; (b) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan maintained or contributed to by Borrower or its ERISA Affiliates as Lender shall reasonably request;

         5.1(xvi) INSURANCE: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Lender outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries and all insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;

         5.1(xvii) ENVIRONMENTAL AUDITS AND REPORTS: promptly following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility of Borrower or any of its Subsidiaries or which relate to an Environmental Claim;

         5.1(xviii) BOARD OF DIRECTORS: with reasonable promptness, written notice of any change in the Board of Directors of Borrower or any of its Subsidiaries;

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         5.1(xix) UCC SEARCH REPORT: as promptly as practicable after the
Closing Date, Borrower shall furnish to Lender the results of completed requests for information listing the financing statements referred to in subsection 3.1(f)(iii) and all other effective financing statements that name any Loan Party as debtor, together with copies of all such other financing statements; and

         5.1(xx) NEW SUBSIDIARIES: promptly upon any Person becoming a Subsidiary of Borrower (a) a written notice setting forth with respect to such Person (1) the date on which such Person became a Subsidiary of Borrower and (2) all of the data required to be set forth in SCHEDULE 4.1 annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement SCHEDULE 4.1 annexed hereto for all purposes of this Agreement), and (b) a Supplement and a Joinder Agreement executed by such new Subsidiary;

         5.1(xxi) BORROWING BASE AUDIT: At the request of Lender, an annual report containing the results of an audit of the Accounts Receivable of Borrower, performed by a Person reasonably satisfactory to the Lender, the expense of such audit to be borne by Borrower; and

         5.1(xxii) OTHER INFORMATION: with reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Lender.

5.2 CORPORATE EXISTENCE, ETC. Except as permitted under subsection 6.7, each Loan Party will at all times preserve and keep in full force and effect its corporate, limited liability company or partnership existence (as the case may be) and all rights and franchises material to its business.

5.3      PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

         5.3(a) Each Loan Party will pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

         5.3(b) No Loan Party will file or consent to the filing of any consolidated income tax return with any Person (other than a Subsidiary of such Loan Party).

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5.4      MAINTENANCE OF PROPERTIES; INSURANCE.

         5.4(a) GENERAL. Each Loan Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries (including, without limitation, Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Loan Party will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of Borrower and its Subsidiaries against loss or damage (including, without limitation, flood insurance, if necessary or advisable) of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, including, without limitation, public liability (bodily injury and property damage), fidelity, business interruption, and workers' compensation with deductibles which are customary for companies engaged in similar businesses, and which, in the case of property insurance, shall be
(i) in amounts sufficient to prevent Borrower or such Subsidiary from becoming a co-insurer, and (ii) against all risks; and file with Lender within ten days after request therefor originals or duplicate originals of all such policies of insurance and a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the property and risks covered thereby, together with an Officers' Certificate of Borrower certifying that such insurance is adequate in nature and amount, complies with the obligations of Borrower under this subsection, and is in full force and effect.

         5.4(b) INSURANCE COVERING COLLATERAL. All such insurance policies in respect of property insurance and business interruption insurance shall contain a standard loss payable clause and shall be endorsed to provide that, in respect of the interests of Lender: (i) Lender shall be an additional insured, (ii) 30 days' prior written notice of any cancellation, reduction of amounts payable, or any changes and amendments shall be given to Lender, and (iii) Lender shall have the right, but not the obligation, to pay any premiums due or to acquire other such insurance upon the failure of Borrower or such Subsidiary to pay the same or to so insure. All property insurance policies shall name Lender as sole loss payee. All other insurance policies shall name Lender as additional insured. Provided that no Event of Default or Potential Event of Default shall exist, Lender agrees, promptly upon its receipt thereof, to pay over to Borrower the proceeds of such payment to enable Borrower to repair, restore or replace the property subject to such claim. To the extent that Borrower elects not to repair, restore or replace such property, an amount equal to such proceeds shall be immediately applied as a Mandatory Prepayment pursuant to and in accordance with subsections 2.4(c)(iii)(C) and 2.4(c)(iv) hereof. If an Event of Default or Potential Event of Default shall then exist, Lender shall (A) hold the proceeds of such payment as Collateral until such Event of Default or Potential Event of Default shall no longer exist and then pay over the same to Borrower to enable Borrower to repair, restore or replace or cause to be repaired, restored or replaced the property subject to the claim which resulted in such payment or (B) hold

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such proceeds as Collateral and apply the same to the obligations of Borrower under the Loan Documents in such order, in such amounts and at such times as Lender shall elect.

         5.4(c) CONCURRENT INSURANCE. Neither Borrower nor any of its Subsidiaries shall take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to subsections (a) and (b) above unless Lender has approved the carrier and the form and content of the insurance policy, including, without limitation, naming Lender as an additional insured and sole loss payee thereunder.

5.5      INSPECTION; LENDER MEETING; ACCESS TO ACCOUNTANTS.

         5.5(a) Each Loan Party will permit any authorized representatives designated by Lender to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times and as often as may be reasonably requested. Without in any way limiting the foregoing, Borrower will, upon the request of Lender, (i) participate in a meeting of Lender once during each Fiscal Year to be held at Borrower's corporate offices (or such other location as may be agreed to by Borrower and Lender) at such time as may be agreed to by Borrower and Lender and
(ii) permit Lender's employees and internal auditors to have access to its properties, books and records in order to confirm the amount and eligibility of the Accounts Receivable and Inventory constituting the Borrowing Base, all at Borrower's expense.

         5.5(b) Borrower authorizes the Lender, upon reasonable prior notice to Borrower, to communicate directly with Borrower's independent certified public accountants and authorizes such accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower or any of its Subsidiaries. At the request of Lender, Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 5.5(b).

5.6 COMPLIANCE WITH LAWS, ETC. Each Loan Party will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority and any securities exchange with which such Loan Party's stock shall be listed from time to time, and shall take such action as may be necessary to remain in good standing with such securities exchange.

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5.7      ENVIRONMENTAL DISCLOSURE AND INSPECTION.

         5.7(a) Each Loan Party will exercise all due diligence in order to comply and cause Borrower, its Subsidiaries, and all Persons on or occupying any portion of the Facilities owned, leased, used or operated by Borrower or its Subsidiaries to comply with all Environmental Laws.

         5.7(b) Borrower agrees that Lender may (but shall have no obligation to), from time to time and in its reasonable discretion, retain, at Borrower's expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Borrower and to conduct its own investigation of any Facility currently owned, leased, operated or used by Borrower or any of its Subsidiaries and Borrower agrees to use its commercially reasonable efforts to obtain permission for Lender's professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by Borrower or any of its Subsidiaries. Borrower hereby grants to Lender and its agents, employees, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Borrower or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Borrower and Lender hereby acknowledge and agree that any report of any investigation conducted at the request of Lender pursuant to this subsection 5.7(b) will be obtained and shall be used by Lender for the purposes of Lender's internal credit decisions, to monitor and police the Loans and to protect Lender's security interests, if any, created by the Loan Documents.

         5.7(c) Borrower will promptly advise Lender in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims or with respect to any Release of Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Borrower or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim, or (y) any Environmental Claim, (iv) Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that is reasonably likely to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any request for information from any governmental agency that suggests such agency is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials.

         5.7(d) Borrower will promptly notify Lender of (i) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims and (ii) any proposed action to be taken by Borrower to commence manufacturing, industrial or other operations that could reasonably be expected to subject

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Borrower to additional Environmental Laws including, without limitation,
Environmental Laws requiring additional environmental permits or licenses.

         5.7(e) Borrower will, at its own expense, provide copies of such documents or information as Lender may reasonably request in relation to any matters disclosed pursuant to this subsection 5.7.

5.8 BORROWER'S REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS. Borrower will take, in a timely fashion, and will cause each of its Subsidiaries to take in a timely fashion, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations applicable to Borrower or its Subsidiaries in respect of such Facility. In the event Borrower or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Borrower or such Subsidiary will conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the applicable policies, orders and directives of all federal, state and local governmental authorities.

5.9 INTEREST RATE PROTECTION. Borrower shall maintain in effect one or more Interest Rate Agreements with respect to the Loans, in an aggregate notional principal amount equal to, on the Closing Date and at all times thereafter, (a) not less than 50% of the Term Loan then outstanding, PLUS, on the Acquisition Loan Termination Date and at all times thereafter, (b) an amount equal to not less than 50% of the Acquisition Loans then outstanding, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Lender and with a term of not less than three (3) years.

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5.10 FURTHER ASSURANCES; NEW SUBSIDIARIES. At any time or from time to time upon the request of Lender, the Loan Parties will, at their own expense, promptly execute, acknowledge and deliver such further documents, make such payments and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of the Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party will take and will cause each of its respective Subsidiaries to take, such actions as Lender may reasonably request from time to time
(including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, title insurance with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (a) the Obligations are guarantied by any Subsidiaries of Borrower now existing or created or acquired after the Closing Date and are secured by substantially all of the assets of Borrower and its Subsidiaries, and (b) all of the Capital Stock of the Guarantors is pledged to Lender. In the event that any new Subsidiary of Borrower is created or acquired, all of the capital stock of such new Subsidiary shall be duly and validly pledged to Lender pursuant to the Collateral Documents, subject to no other Liens, and such Subsidiary shall execute and deliver to Lender its Supplement and its Joinder Agreement.

5.11     AFTER-ACQUIRED REAL PROPERTY; PLEDGE OF ADDITIONAL COLLATERAL.

         5.11(a) In the event that Borrower or any Subsidiary purchases or otherwise acquires any interest in real property after the Closing Date, or any interests arising under a lease, then Borrower or such Subsidiary shall, concurrently with such purchase or other acquisition, execute and deliver all Collateral Documents and take all other action that Lender may request to grant to Lender, as security for the Obligations, a first priority Lien (subject to Liens permitted hereunder) on all such real property interests and, in the case of leasehold interests, at the request of Lender cause to be delivered to Lender fully executed and acknowledged estoppel and consent letters from the landlord of such property in form and substance satisfactory to Lender, together with, in the case of any Related Party Lease, fully executed subordination, non-disturbance and attornment agreements in form and substance satisfactory to Lender from the mortgagee(s), if any, of the underlying fee interest; PROVIDED that this subsection 5.11 shall not be construed to permit any transaction otherwise prohibited by the terms of this Agreement.

         5.11(b) Promptly, and in any event within 30 days after the acquisition of assets (other than interests in real property) of the type that would have constituted Collateral pursuant to the appropriate Collateral Document at the Closing Date (the "ADDITIONAL COLLATERAL"), Borrower will, and will cause each appropriate Loan Party or its respective Subsidiaries to, take all necessary action, including but not limited to the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such

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filing is necessary or appropriate, or entering into or amending Collateral
Documents, to grant to Lender a perfected first priority lien in such Collateral (or comparable interest under foreign law in the case of foreign Collateral) pursuant to and to the full extent required by the Collateral Documents and this Agreement.

         5.11(c) At the request of Lender, Borrower and its Subsidiaries shall use their best efforts to promptly deliver to Lender (A) fully executed and acknowledged counterparts of mortgages with respect to all interests of Borrower and its Subsidiaries in real property leases identified in SCHEDULE 4.8 hereof (the "Leases"), together with a landlord's consent and agreement in form and substance reasonably satisfactory to Lender with respect to each such Mortgage, and evidence that counterparts of each Lease and each Mortgage will have been recorded in all places necessary or desirable, in the reasonable judgment of Lender, to create a valid and enforceable first priority lien in favor of Lender in all such leasehold interests; (B) a title report with respect to each such lease, in form and substance reasonably satisfactory to Lender; (C) an opinion of local counsel admitted to practice in each state in which any such lease is located, addressed to Lender, in form and substance reasonably satisfactory to Lender; (D) ALTA lender's extended coverage title insurance policies (with endorsements for any matter Lender may reasonably request) issued by a nationally recognized title insurance company acceptable to Lender in its reasonable discretion, in amounts reasonably satisfactory to Lender, ensuring that as of the date of recording thereof the Mortgages will be valid and create an enforceable first priority mortgage Lien on the property encumbered thereby, free and clear of all Liens, except such as Lender may approve (which shall include such of the Permitted Encumbrances as may be restrictions on Company's leasehold interest), in form and substance reasonably satisfactory to Lender. At lender's request, Borrower will promptly deliver to Lender's title insurer such certificates and affidavits as the title insurer may reasonably require in connection with the issuance of title insurance policy described in clause (D) hereof. In addition, promptly following a request of Lender, Borrower and its Subsidiaries shall use their best efforts to provide Lender with evidence reasonably satisfactory to Lender that each landlord of a Lease either has not entered into a mortgage of the fee interest underlying such Lease and each such landlord shall make representations and warranties to Lender to such effect or has caused the mortgagee of such interest to execute and deliver a non-disturbance and attornment agreement in form and substance reasonably acceptable to Lender.

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5.12 YEAR 2000 COMPLIANCE. On or before September 30, 1999, Borrower and its
Subsidiaries will take all action necessary to assure that their computer-based systems are able to effectively process data, including dates on or after January 1, 2000. At the request of Lender, Borrower shall provide Lender from time to time with assurance reasonably acceptable to Lender of the year 2000 capability of Borrower and its Subsidiaries and such other updated information or documentation as is requested regarding the status of Borrower's efforts to address the Year 2000 Problem.

5.13     DETERMINATION OF BORROWING BASE.

         5.13(a) Borrower will deliver a Borrowing Base Certificate to Lender sufficiently in advance of the Closing Date to permit Lender to determine the Borrowing Base to be in effect on the Closing Date and thereafter, will deliver Borrowing Base Certificates on a monthly basis, no later than 20 days after the end of each month, all as required by subdivision (v) of subsection 5.1. Each such Borrowing Base Certificate shall be dated as of the last day of the applicable reporting period or such date as may be requested by Lender from time to time. Promptly following its receipt of each such Borrowing Base Certificate, Lender shall determine or, as the case may be, redetermine the Borrowing Base using the information contained in such Borrowing Base Certificate. Each Borrowing Base so determined or redetermined by Lender shall remain in effect until notice of a redetermined Borrowing Base shall have been given by Lender in accordance with the provisions of this subsection 5.13.

         5.13(b) Each Eligible Account Receivable shown on each Borrowing Base Certificate shall conform to the requirements set forth in the definition of Eligible Accounts Receivable and be based upon an actual and BONA FIDE sale and shipment or delivery of goods or rendition of services to customers, made by Borrower in the ordinary course of business; the goods being sold and the accounts thereby created shall be Borrower's exclusive property and shall not be subject to any Lien (other than Liens created by the Collateral Documents); and except as Borrower may otherwise advise Lender pursuant to this subsection 5.13, Borrower's customers shall have accepted such goods or services, and shall owe and shall be obligated to pay the full amount stated in the invoices according to their terms (less normal trade discounts), without dispute, offset defense, counterclaim or other right to reduce or avoid the liability represented by such Accounts Receivable.

         5.13(c) Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities (including, without limitation, all dealings and transactions with respect to the Collateral covered by the Collateral Documents and Accounts Receivable). Borrower shall conduct, or shall cause to be conducted, at Borrower's expense, and upon request of Lender, and present to Lender for approval, such appraisals, investigations or reviews as Lender shall reasonably request for the purpose of determining the Borrowing Base, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably

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requested. Borrower agrees to furnish to Lender, any information which it may reasonably request regarding the determination and calculation of the Borrowing Base including, without limitation, correct and complete copies of any invoices, underlying agreements, instruments, or other documents and the identity of all obligers.

         5.13(d) Lender may, at any time, and as often as Lender may reasonably elect, require Borrower to submit an updated Borrowing Base Certificate and/or reevaluate the value of any item included in the Borrowing Base in accordance with the definition of such item as set forth in subsection 1.1, including, without limitation, the creditworthiness of any obligor relating to any item included in the Borrowing Base. Lender may determine, as a result of any such reevaluation, to reduce the amount which such item contributes to the Borrowing Base or exclude such item from the Borrowing Base, which determination shall be final, binding and conclusive upon all parties hereto. Without limiting the foregoing, Lender shall be entitled to monitor daily any and all Accounts Receivable of Borrower. In furtherance of the foregoing, Borrower agrees that Lender shall have the right from time to time to require Borrower's independent accountants to verify with any account debtor, by telephone, teletransmission, mail or other communication, the outstanding principal balance owing by such account debtor to Borrower and any other matter relating to any Account Receivable of Borrower. In addition, upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to so verify such information or other matter with any account debtor as Lender shall determine. If Lender determines that the Borrowing Base shall be reduced pursuant to this subsection 5.13, Lender shall give written notice to Borrower and Lenders stating the amount of such reduction and the nature of the action taken by Lender, which reduction shall be effective upon receipt of such notice by Borrower.

         5.13(e) Borrower shall promptly notify Lender in writing of any material information that Borrower receives or otherwise gains knowledge of relating to any item included in the Borrowing Base that materially and adversely affects the value of such item or would cause such item to be excluded in whole or in part from the Borrowing Base. Lender shall give Borrower three days' notice prior to the implementation of any material change in the types (but not amounts) of reserves required to be maintained by Borrower as reasonably determined by Lender.

5.14 LANDLORDS' WAIVERS. Promptly, but in any event no later than the 60th day immediately following the Closing Date, Borrower shall deliver to Lender fully executed and acknowledged landlord's estoppel and consent letters in form and substance reasonably satisfactory to Lender from the landlords of such of the properties identified on SCHEDULE 4.8 hereto.

5.15 OPINION OF NEW YORK COUNSEL. Promptly, but in any event no later than the tenth (10th) Business Day immediately following the Closing Date, Borrower shall deliver to Lender, at Borrower's expense, a favorable written opinion of New York counsel acceptable to Lender with respect to the enforceability of the Loan Documents under New York law and such other matters as Lender may request, in form and substance satisfactory to Lender.

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                                   SECTION 6.
                               NEGATIVE COVENANTS

         Each of Borrower, VISTA Environmental, E/Risk, GeoSure, GeoSure, Inc., NRC, NRCIS, Ensite, EcoSearch Acquisition and EcoSearch covenants and agrees that so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, each of Borrower,VISTA Environmental, E/Risk, GeoSure, GeoSure, Inc., NRC, NRCIS, Ensite, EcoSearch Acquisition and EcoSearch shall perform, and shall cause each of its respective Subsidiaries to perform, all of the covenants in this Section 6.

6.1 INDEBTEDNESS. No Loan Party shall, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except,

         6.1(a) Borrower may become and remain liable with respect to the Obligations;

         6.1(b) the Loan Parties may become and remain liable with respect to Indebtedness in respect of Capital Leases; PROVIDED that such Capital Leases are not otherwise prohibited by this Agreement;

         6.1(c) the Loan Parties may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished; and

         6.1(d) the Loan Parties may become and remain liable with respect to Indebtedness existing on the date of this Agreement and disclosed on SCHEDULE
6.1 annexed hereto.

6.2      LIENS AND RELATED MATTERS.

         6.2(a) PROHIBITION ON LIENS. No Loan Party shall, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including, but not limited to, (x) any document or instrument in respect of goods or accounts receivable and (y) any interest in any Material Contract, partnership or joint venture) of such Loan Party or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except:

         6.2(a)(i) Permitted Encumbrances;

         6.2(a)(ii) Liens granted pursuant to the Collateral Documents; and

         6.2(a)(iii)  Liens described in SCHEDULE 6.2 annexed hereto.

         6.2(b) EQUITABLE LIEN IN FAVOR OF LENDER. If Borrower or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2(a), it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; PROVIDED that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Lender to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2(a).

         6.2(c) NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, no Loan Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

         6.2(d) NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Except as provided herein, no Loan Party will create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Loan Party to (i) pay dividends or make any other distributions on any of such Loan Party's capital stock owned by any other Loan Party, (ii) repay or prepay any Indebtedness owed by such Loan Party, (iii) make loans or advances to any other Loan Party, or (iv) transfer any of its property or assets to any other Loan Party.

6.3 INVESTMENTS; JOINT VENTURES. No Loan Party shall, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

                   (i) the Loan Parties may make and own Investments in Cash Equivalents, provided they are not subject to set-off rights in favor of the issuing bank arising from any banking relationship of Borrower or any of its Subsidiaries;

                   (ii) Each Loan Party may continue to own the Investments (including but not limited to Investments in its Subsidiaries) owned by it and described in SCHEDULE 4.18 annexed hereto;

                   (iii) Borrower may make Permitted Acquisitions and Investments in Subsidiaries as required in connection therewith;

PROVIDED, HOWEVER, that, without limiting the provisions of Section 4.1 relating to new Subsidiaries, such Investments will be considered Investments permitted by this Section 6.3 only if all actions have been taken to the satisfaction of Lender to provide to Lender a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens and only if Borrower shall have provided to Lender all information necessary to update
SCHEDULE 4.1 hereto as to any new Subsidiaries, Joint Ventures or partnerships constituting any such Investment (Lender being hereby authorized to so update and amend SCHEDULE 4.1 as necessary in connection with any such Investment).

6.4 CONTINGENT OBLIGATIONS. No Loan Party shall, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                   (i) Any Subsidiary Guarantor may become and remain liable with respect to Contingent Obligations arising under their guaranties of the Obligations;

                   (ii) Borrower may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements required under subsection 5.9; and

                   (iii) Borrower may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets.

6.5 RESTRICTED JUNIOR PAYMENTS. Neither Borrower nor any Subsidiary of Borrower shall, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment.

6.6      FINANCIAL COVENANTS.

         6.6(a) MINIMUM CONSOLIDATED ADJUSTED EBITDA. For the four-fiscal quarter period ending on or about June 30, 1999, and for any four-fiscal quarter period thereafter ending as of the last day of any fiscal quarter of Borrower, Borrower shall not permit Consolidated Adjusted EBITDA for such period to be less than the correlative amount indicated for such period below:

-----------------------------------------------------------------------------------------------------------
        Period Ending as of the Last Day of Fiscal
                    Quarter Ending in                                Minimum Consolidated Adjusted EBITDA
-----------------------------------------------------------------------------------------------------------
                        June 1999                                                $ 2,250,000
-----------------------------------------------------------------------------------------------------------
                      September 1999                                             $ 4,175,000
-----------------------------------------------------------------------------------------------------------
                  December 1999                                                  $ 7,050,000
-----------------------------------------------------------------------------------------------------------
                        March 2000                                               $ 10,400,000
-----------------------------------------------------------------------------------------------------------
                        June 2000                                                $ 13,400,000
-----------------------------------------------------------------------------------------------------------
                      September 2000                                             $ 15,750,000
-----------------------------------------------------------------------------------------------------------
    December 2000 and each March, June, September and                            $ 20,000,000
                   December thereafter
-----------------------------------------------------------------------------------------------------------

         6.6(b) MINIMUM FIXED CHARGE COVERAGE RATIO. For the period from the Closing Date to (and including) the last day of the fiscal quarters of Borrower ending in September 1999, December 1999 and March 2000, and thereafter for any four-fiscal quarter period thereafter ending as of the last day of any fiscal quarter of Borrower, Borrower shall not permit the ratio of (i) (x) Consolidated Adjusted EBITDA for such period MINUS (y) Consolidated Capital Expenditures for such period to (ii) Consolidated Fixed Charges for such period to be less than the correlative ratio indicated for such period below:

-----------------------------------------------------------------------------------------------
        Period Ending as of the Last Day of Fiscal
                    Quarter Ending in                      Minimum Fixed Charge Coverage Ratio
-----------------------------------------------------------------------------------------------
    September 1999 and each December, March, June and
                   September thereafter                                           1.50:1.00
-----------------------------------------------------------------------------------------------

6.6(c) MAXIMUM LEVERAGE RATIO. Borrower shall not permit the ratio of (i) Consolidated Total Debt to (ii) Consolidated Adjusted EBITDA for any four-fiscal quarter period ending as of the last day of any fiscal quarter of Borrower beginning with the fiscal quarter ending in September 1999 to exceed the correlative ratio indicated for such period below:

-----------------------------------------------------------------------------------------
            Period Ending as of the Last Day of Fiscal
                 Quarter Ending in                          Maximum Leverage Ratio
-----------------------------------------------------------------------------------------
                  September 1999                                    3.50:1.00
-----------------------------------------------------------------------------------------
                      December 1999                                 3.50:1.00
-----------------------------------------------------------------------------------------
                        March 2000                                  3.00:1.00
-----------------------------------------------------------------------------------------
                        June 2000                                   2.50:1.00
-----------------------------------------------------------------------------------------
                      September 2000                                2.00:1.00
-----------------------------------------------------------------------------------------
    December 2000 and each March, June, September and               1.50:1.00
                   December thereafter
-----------------------------------------------------------------------------------------

         6.6(d) MAXIMUM SENIOR LEVERAGE RATIO. Borrower shall not permit the ratio of (i) Consolidated Total Senior Debt to (ii) Consolidated Adjusted EBITDA (the "SENIOR LEVERAGE RATIO") for any four-fiscal quarter period ending as of the last day of any fiscal quarter of Borrower beginning with the fiscal quarter ending in September 1999 to exceed the correlative ratio indicated for such period below:

-----------------------------------------------------------------------------------------
       Period Ending as of the Last Day of Fiscal
                   Quarter Ending in                       Maximum Senior Leverage Ratio
-----------------------------------------------------------------------------------------
                  September 1999                                    3.00:1.00
-----------------------------------------------------------------------------------------
                      December 1999                                 3.00:1.00
-----------------------------------------------------------------------------------------
                        March 2000                                  2.50:1.00
-----------------------------------------------------------------------------------------
                        June 2000                                   2.00:1.00
-----------------------------------------------------------------------------------------
                      September 2000                                1.50:1.00
-----------------------------------------------------------------------------------------
    December 2000 and each March, June, September and               1.00:1.00
                   December thereafter
-----------------------------------------------------------------------------------------

         6.6(e) MINIMUM INTEREST COVERAGE RATIO. For the period from the Closing Date to (and including) the last day of the fiscal quarter of Borrower ending in September 1999, December 1999 and March 2000 and thereafter for any four-fiscal quarter period ending as of the last day of any fiscal quarter of Borrower, Borrower shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) the portion of Consolidated Interest Expense actually paid in cash to be less than the correlative ratio indicated for such period below:

-----------------------------------------------------------------------------------------------------------------
      Period Ending as of the Last Day of Fiscal
                    Quarter Ending in                                       Minimum Interest Coverage Ratio
-----------------------------------------------------------------------------------------------------------------
    September 1999 and each December, March, June and                                  3.00:1.00
                   September thereafter
-----------------------------------------------------------------------------------------------------------------

         6.6(f) MAXIMUM CAPITAL EXPENDITURES. Borrower shall not permit the aggregate amount of all Consolidated Capital Expenditures made by Borrower and its Subsidiaries during any fiscal year of Borrower to exceed the correlative amount for such fiscal year indicated below:

-----------------------------------------------------------------------------------------------------------------
                                                                       Maximum Consolidated
                       Fiscal Year                                     Capital Expenditures
-----------------------------------------------------------------------------------------------------------------
         Closing Date through December 31, 1999                             $ 1,000,000
-----------------------------------------------------------------------------------------------------------------
         Each fiscal year thereafter                                        $ 2,000,000
-----------------------------------------------------------------------------------------------------------------

6.7 RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS; NEW SUBSIDIARIES. No Loan Party shall alter its corporate, capital or legal structure or that of any of its Subsidiaries, create or acquire any new Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets (except obsolete or worn out property disposed of in the ordinary course of business, provided that the Net Cash Proceeds of each such transaction are applied to the prepayment of the Loans as provided in subsection 2.4(c)(iii)) whether now owned or hereafter acquired, or acquire by purchase any portion of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, or enter into any management contract permitting third-party management rights with respect to Borrower's business, except:

         6.7(i) subject to the requirements of subsection 5.10, Borrower may create new Subsidiaries;

         6.7(ii) Borrower may make Consolidated Capital Expenditures; and

         6.7(iii) Subject to the requirements of subsection 6.3 regarding Permitted Investments, Borrower may make Permitted Acquisitions.

6.8      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES; MANAGEMENT FEES.

         6.8(a) No Loan Party shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of any Loan Party or with any Affiliate of any Loan Party or of any such holder, on terms that are less favorable to such Loan Party than those that might be obtained at the time from Persons who are not such a holder or Affiliate; PROVIDED that the foregoing restriction shall not apply to (i) reasonable and customary fees paid and expenses reimbursed to members of the Boards of Directors of Borrower and its Subsidiaries, or (ii) the Investments permitted under subsection 6.3.

         6.8(b) Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any management, consulting or similar fees to any Affiliate of Borrower.

6.9      DISPOSAL OF SUBSIDIARY STOCK.  No Loan Party shall:

         6.9(i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries except pursuant to the Collateral Documents; or

         6.9(ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except as required hereunder or otherwise required by Lender.

6.10 CONDUCT OF BUSINESS. From and after the Closing Date, (i) Borrower shall not, and shall not permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower on the Closing Date or other businesses substantially the same as or complementary to such businesses.

6.11 CHANGES IN OWNERSHIP. No Loan Party shall suffer or permit any Person other than Borrower to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of any Guarantor, or suffer or permit less than 100% of the issued and outstanding capital stock of any Guarantor to be duly and validly pledged to and held by Lender at all times as security for the Obligations pursuant to pledge agreements and other documents acceptable in form and substance to Lender, or suffer or permit any other material change in the control or ownership, beneficial or of record, of any Guarantor.

6.12. DEFAULTS UNDER OTHER AGREEMENTS. No Loan Party shall default or permit a default under any Material Contract, any partnership agreement, joint venture agreement, limited liability company operating agreement or any similar agreement to which it is a party, or any material lease, mortgage, deed of trust or lien instrument on real estate owned or leased by such Loan Party.

6.13 FISCAL YEAR. Borrower shall not change its fiscal year from that of a year ending December 31.

6.14. BROKERS OR FINDERS FEES. Except as set forth in subsection 4.13, no Loan Party shall pay any brokers or finders fee in connection with this Agreement.

6.15. COMPENSATION. No Loan Party shall make any loans or other advances of money (other than salary and travel advances) to stockholders, officers, directors, employees or Affiliates.

6.16. MAXIMUM AMOUNT. No Loan Party shall request any Loan which, after giving effect to the making of such Loan, would cause at any time the aggregate principal amounts outstanding under this Agreement to exceed the maximum amount of the Commitments or, after giving effect to all applicable reserves, would exceed availability under the Revolving Loans or the Acquisition Loans.

6.17. LEASING TRANSACTIONS. No Loan Party shall enter into any lease of real property, personal property or equipment or any similar agreement or arrangement with respect thereto, except for Capital Leases.

6.18. SALES AND LEASE-BACKS. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease of any property whether real or personal or mixed or whether now owned or hereafter acquired which Borrower or any of its Subsidiaries has sold or transferred or intends to sell or transfer to any other Person.

6.19 INCONSISTENT AGREEMENTS. Borrower shall not and shall not permit any of its Subsidiaries to enter into any indenture, agreement, instrument or other arrangement which (a) directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse condition upon the incurrence of the Obligations, or (b) contains any provision which would be violated or breached by the making of Loans or by the performance by Borrower or any of its Subsidiaries of its obligations under any Loan Document.

                                    SECTION 7
                                EVENTS OF DEFAULT

         If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

7.1 FAILURE TO MAKE PAYMENTS WHEN DUE. Failure by Borrower to pay any installment of principal of or any interest on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or failure by Borrower to pay any fee or any other amount due under this Agreement when due; or

7.2      DEFAULT IN OTHER AGREEMENTS.

         (a) Failure of any Loan Party or any direct or indirect Subsidiary of any Loan Party to pay when due (i) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) or (ii) any Contingent Obligation in an individual principal amount of $100,000 or more or any Contingent Obligations in an aggregate principal amount of $250,000 or more, in each case beyond the end of any grace period provided therefor; or (b) breach or default by any Loan Party or any direct or indirect Subsidiary of any Loan Party with respect to any other material term of (i) any evidence of any Indebtedness or any Contingent Obligation, (ii) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), or (iii) any joint venture agreement, partnership agreement, or Material Contract.

7.3 BREACH OF CERTAIN COVENANTS. Failure of any Loan Party to perform or comply with any term or condition contained in subsection 2.5, 5.1(xii), 5.2, 5.4(b), 5.7, 5.8 or Section 6 of this Agreement; or

7.4 BREACH OF WARRANTY. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5 OTHER DEFAULTS UNDER LOAN DOCUMENTS. Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 20 days after receipt by Borrower of notice from Lender of such default; or

7.6 INVOLUNTARY BANKRUPTCY: APPOINTMENT OF RECEIVER, ETC. (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 60 days following the entry thereof; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan
Party or any of its Subsidiaries, and any such event described in this clause
(ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7 VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (i) Any Loan Party or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Loan Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8 JUDGMENTS AND ATTACHMENTS. Any money judgment, writ or warrant of attachment or similar process involving in any individual case in the aggregate at any time an amount in excess of $100,000 shall be entered or filed against any Loan Party or any direct or indirect Subsidiary of any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9 DISSOLUTION. Any order, judgment or decree shall be entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

7.10 EMPLOYEE BENEFIT PLANS. There shall occur one or more ERISA Events; or there shall exist, as of any valuation date for a Pension Plan, an excess of the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan for purposes of
Section 412 of the Internal Revenue Code or Section 302 of ERISA) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the fair market value of the assets of such Pension Plan, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities).

7.11 INVALIDITY OF LOAN DOCUMENTS. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect, including without limitation with respect to future advances by Lender; or

7.12 FAILURE OF SECURITY. Upon execution and delivery thereof, any Collateral Document shall, at any time, cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested in writing by any Loan Party, or Lender shall not have or shall cease to have a valid security interest in any Collateral purported to be covered thereby, perfected and with the priority required by the relevant Collateral Document, for any reason other than the failure of Lender to take any action within its control, subject only to Liens permitted under the applicable Collateral Documents; or

7.13 MATERIAL ADVERSE CHANGE. There shall occur and continue any condition which, in Lender's reasonable opinion, has or is likely to have a Material Adverse Effect or would jeopardize in excess of $100,000; or

7.14 FAILURE TO PLEDGE. Less than 100% of the capital stock of any Subsidiary of Borrower shall at any time not be duly and validly pledged to and held by Lender pursuant to the Pledge Agreement and other documents acceptable in form and substance to Lender; or

7.15 DAMAGE, STRIKE, CASUALTY. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty occurs which causes, for more than five (5) Business Days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries if any such event or circumstance could have a Material Adverse Effect; or

7.16 LICENSES AND PERMITS. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could have a Material Adverse Effect; or

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued and unpaid interest on the Loans, and (b) all other Obligations, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligation of Lender to make any Loan shall thereupon terminate, and
(ii) upon the occurrence and during the continuation of any other Event of Default, Lender may (but shall not be obligated to) declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the Commitments and the obligation of Lender to make any Loan shall terminate. Lender's rights and remedies set forth above shall be cumulative and non-exclusive of any other rights or remedies which it may have under this Agreement, any other agreement or instrument, by operation of law or otherwise.

                                    SECTION 8
                                    GUARANTY

8.1.     THE GUARANTY.

         8.1(a) In order to induce Lender to enter into this Agreement and to induce Lender to extend credit to Borrower hereunder, each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantee, as primary obligors and not merely as surety, the full and prompt payment when due, upon maturity, acceleration or otherwise, of any and all Obligations of Borrower to Lender. Each Guarantor understands, agrees and confirms that Lender may enforce this Guaranty up to the full amount of the Obligations against either Guarantor without proceeding against the other Guarantor, Borrower or other guarantor, against any security for the Obligations or under any other guaranty covering the Obligations.

         8.1(b) Each Guarantor agrees that this Guarantee constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by Lender to any of the security held for payment of any of the Obligations or to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other Person.

         8.1(c) Notwithstanding any other provisions of this Agreement, the maximum aggregate amount of Obligations that each Guarantor agrees to guaranty pursuant to this Agreement shall equal the lesser of (i) the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, other than any such contingent liabilities under this Agreement and the other Loan Documents), such excess to be determined on the date of this Agreement or the date on which, from time to time, such enforcement or realization is effected, whichever is higher and (ii) that amount of Obligations that does not result in a violation of applicable laws relating to fraudulent conveyance, after giving effect to the value of any rights to subrogation, reimbursement, indemnification or contribution (including without limitation rights to contribution from any other Guarantor) whether by agreement or under applicable law. Subject to the preceding two sentences, each Guarantor understands, agrees and confirms that this is a guaranty of payment when due and not of collection and that Lender may, from time to time, enforce this Guaranty against Guarantor up to the full amount of the Obligations owed to Lender without proceeding against any other party, against any security for the Obligations, against any other guarantor or under any other guaranty covering the Obligations.

8.2 WAIVER OF NOTICE. Each Guarantor, to the extent permitted by applicable law, hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment protest notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Lender against, and any other notice to, any party liable thereon (including each Guarantor or any other guarantor).

8.3 LENDER'S RIGHTS. Each Guarantor hereby agrees that Lender may, without demand and at any time and from time to time without the consent of, or notice to such Guarantor, without incurring responsibility to such Guarantor and without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

         8.3(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Obligations as so changed, extended, renewed or altered;

         8.3(b) take and hold security for the payment of the Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

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         8.3(c) exercise or refrain from exercising any rights against Borrower or others or otherwise act or refrain from acting;

         8.3(d) release or substitute any one or more endorsers, guarantors, or other obligors;

         8.3(e) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to its creditors other than Lender;

         8.3(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to Lender regardless of what liability or liabilities of Lender remain unpaid; and/or

         8.3(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements.

8.4 GUARANTY ABSOLUTE. No invalidity, irregularity or unenforceability of all or any part of the Obligations or of any security therefor shall affect impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Obligations.

8.5 INDEPENDENT OBLIGATION. All obligations of the Guarantors hereunder are independent of the obligations of each other and of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against either Guarantor whether or not action is brought against the other Guarantor, Borrower, or any other guarantor and whether or not the other Guarantor, Borrower or any other guarantor is joined in any such action or actions.

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8.6 RELIANCE. Neither Lender nor Lender shall be required to inquire into the capacity or powers of any of the Loan Parties or of the officers, directors, partners or Lender acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

8.7 GUARANTY CONTINUING. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of Lender or of any holder of any Note in exercising any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which Lender or any subsequent holders of a Note would otherwise have. No notice to or demand on either Guarantor in any case shall entitle either Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender or any subsequent holder of a Note to any other or further action in any circumstances without notice or demand.

8.8 BINDING NATURE OF GUARANTY. This Guaranty shall be binding upon each Guarantor and their successors and assigns and shall inure to the benefit of Lender and its successors and assigns.

8.9 JUDGMENTS BINDING. If claim is ever made upon Lender or any subsequent holder of a Note for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including Borrower) then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon each Guarantor, notwithstanding any revocation hereof or the cancellation of any Note or other instrument evidencing any liability of Borrower, and each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

8.10 STATUTE OF LIMITATIONS. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by Borrower or any other Person liable in respect of the Obligations, with respect to any of the Obligations shall, if the statute of limitations in favor of either Guarantor against Lender or any subsequent holder of a Note shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

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8.11 SUBORDINATION. Subject to subsection 8.12, any indebtedness of Borrower now or hereafter held by either Guarantor is hereby subordinated to the indebtedness of Borrower to Lender; and such indebtedness of Borrower to either Guarantor, if Lender, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by either Guarantor, as trustee for Lender and be paid over to Lender on account of the indebtedness of Borrower to Lender, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by either Guarantor of any note or negotiable instrument evidencing any indebtedness of Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

8.12 NO SUBROGATION, ETC. Each Guarantor hereby agrees not to exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of Lender against Borrower, the other Guarantor or any other guarantor of the Obligations (collectively, the "OTHER PARTIES") and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty, until the Obligations have been indefeasibly paid in full and the Commitments have terminated. Each Guarantor hereby further agrees not to exercise until such time any right to enforce any other remedy which Lender now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of Lender to secure payment of the indebtedness of Borrower. Each Guarantor also waives all claims (as such term is defined in the Bankruptcy
Code) it may at any time otherwise have against any Other Party arising from any transaction whatsoever, including without limitation its right to assert or enforce any such claims.

8.13 CONTRIBUTION. Each Loan Party agrees that in the event a payment shall be made by any Loan Party (the "CLAIMING LOAN PARTY") under this Agreement or any other Loan Document or assets of such Claiming Loan Party shall be sold pursuant to any mortgage, security agreement or similar instrument or agreement to satisfy a claim of Lender, each other Loan Party (a "CONTRIBUTING LOAN PARTY") shall indemnify the Claiming Loan Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Loan Party on the date hereof and the denominator shall be the aggregate net worth of all the Loan Parties on the date hereof.

8.14 GUARANTEE SECURED. Payment under this Guarantee is secured by pledges, encumbrances and mortgages of Collateral pursuant to applicable Collateral Documents in accordance with this Agreement. Reference is hereby made to the applicable Collateral Documents for a description of the Collateral pledged and the right of the respective parties to such property, to secure all the obligations of any Guarantor hereunder which may be party to such documents.

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8.15 EFFECTIVENESS; REINSTATEMENT. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

8.16 MERGER. If any Guarantor shall merge into or consolidate with another Person, or liquidate, wind up or dissolve itself in a transaction not prohibited by this Agreement, or if all of the stock of, or other equity interest in, any Guarantor shall be sold or otherwise disposed of in a manner not prohibited by the Credit Agreement, such Guarantor hereby covenants and agrees, that upon any such merger, consolidation, liquidation, or dissolution, the guarantee given in this Guarantee and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed by such Guarantor, shall be expressly assumed (in the event that such Guarantor is not the surviving corporation or other entity in the merger) by supplemental agreements satisfactory in form and substance to Lender, by the corporation or corporations or other entity or entities formed by such consolidation, or into which such Guarantor shall have been merged, or by the corporation or corporations or other entity which shall have acquired such property. In addition, such Guarantor shall deliver to Lender, an Officers' Certificate and an opinion of counsel, each stating that such merger, consolidation or transfer and such supplemental agreements comply with this Agreement and that all conditions precedent herein provided relating to such transaction have been complied with. In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation or corporations or other entity, by supplemental agreements executed and delivered to Lender, and satisfactory in form and substance to Lender, of the guarantee given in this Agreement and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by such Guarantor, such successor corporation or corporations or other entity or entities shall succeed to and be substituted for such Guarantor, with the same effect as if it or they had been named herein as a Guarantor.

8.17. ADDITIONAL GUARANTORS. Upon execution and delivery after the date hereof by Lender and a Subsidiary of Borrower of an instrument in the form of EXHIBIT XI, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

8.18. INTEGRATION. This Section is the sole and exclusive expression of the parties' understandings covering the subject matter hereof. No party is relying on any statement or representation, written or oral, not embodied herein. In particular, and not by way of

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limitation, this Guaranty contains the sole expression of the rights and remedies of Lender as against the Guarantors, and the limitations thereon. The Guarantors expressly acknowledge that no such representations have been made. The Guarantors expressly disclaim any defense to the validity, regularity or enforceability of this Guaranty or any other circumstance which might otherwise constitute a defense to this Guaranty and affirm their intent to perform their obligations under this Guaranty according to its terms.

                                    SECTION 9
                                  MISCELLANEOUS

9.1       ASSIGNMENTS AND PARTICIPATIONS IN LOANS.

         9.1(a) GENERAL. Lender may, with the prior written consent of Borrower, assign or sell a participation to one or more banks or financial institutions all or a portion of its interests, rights and obligations under this Agreement, including but not limited to its Commitments, any Loan or Loans or any other Obligations owed to it. Borrower acknowledges and agrees that neither Lender nor any participant or assignee shall be under any obligation whatsoever to make Loans and to provide financial accommodations to Borrower in excess of their respective commitments, and that, in the case of an assignment of all or the remaining portion of Lender's obligations under this Agreement, Lender shall cease to be a party hereto. The failure of any participant or assignee to provide its PRO RATA portion of any Loan on the date specified therefor shall not relieve any other participant or assignee or Lender of its obligation to provide its PRO RATA portion of such Loan, but neither Lender nor any participant or assignee shall be responsible for the failure of any defaulting participant or assignee to provide its PRO RATA portion of any Loan to be provided by such defaulting participant or assignee. In the event that any participant or assignee shall notify Lender that such participant or assignee will be unable to continue to provide its PRO RATA portion of any Loan to be made under this Agreement or shall fail to provide the same, Lender will promptly notify Borrower of the same and, on the date specified therefor, in the notice to Borrower from Lender (the "Commitment Reduction Date") the amount of the Commitments shall be automatically reduced by the amount of the unfunded commitment of the terminated participant or assignee. Until such participant or assignee resumes its obligations pursuant to its participation agreement or assignment agreement with Lender, Lender will not advance to such participant or assignee its PRO RATA share of interest and principal payments by Borrower, unless Lender is ordered to do so by a court of competent jurisdiction. Notwithstanding the foregoing, Borrower may, with the prior written consent of Lender, seek to replace the terminated participant or assignee with another participant or assignee provided that (i) the commitment of such proposed replacement participant or assignee is equal to the commitment of the terminated participant or assignee, (ii) such replacement participant or assignee is acceptable to Lender, (iii) such replacement participant or assignee executes a participation agreement with Lender in form and substance satisfactory to Lender and (iv) such participation is in place and has been fully funded prior to the Commitment Reduction Date. The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of Lender and, if any such

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assignment occurs after the issuance of the Notes hereunder, Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, cancel its Notes, and thereupon new Notes shall be issued to the assignee and to Lender, substantially in the form of EXHIBIT III, EXHIBIT IV or EXHIBIT V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loan (or portion thereof), as the case may be, of the assignee and Lender, and the assignee shall be deemed a "Lender" for the purposes of the Agreement. In connection with any such assignment or participation hereunder, Borrower agrees to enter into any amendments of this Agreement and the other Loan Documents that may be requested by Lender in order to provide that Lender shall act as agent for such assignee(s) or participant(s) and in order to define the respective rights and obligations of Lender and such assignee(s) or participant(s) hereunder.

         9.1(b) RIGHTS OF PARTICIPANTS. Borrower understands and agrees that copies of all financial statements, notices and other communications to be given by Borrower to Lender under this Agreement shall be promptly delivered by Borrower to each participant or assignee at the addresses provided to Borrower by Lender. Borrower further agrees that it will communicate with the participants and/or assignees in regard to their business, financial and other affairs and that the participants and/or assignees have the identical rights as Lender in regard to such information.

         9.1(c) CONFIDENTIALITY. Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 9.1, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower and any Guarantor or any Affiliates of Borrower, furnished to Lender by or on behalf of Borrower or any Guarantor if such assignee or participant or proposed assignee or participant agrees to keep such information confidential. Except for the foregoing Lender will keep such information confidential.

         9.1(d) ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; PROVIDED that (i) Lender shall not, as between Borrower and Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require Lender to take or omit to take any action hereunder.

9.2 EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising hereunder) and of Borrower's performance of and

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compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to monitoring, inspecting and testing the Borrowing Base and confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Lender (including reasonable invoiced allocated costs of internal counsel determined in good faith) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Borrower; (iv) all the costs and expenses of creating and perfecting the Liens in favor of Lender pursuant to the Loan Documents, including filing and recording fees and expenses, title insurance, UCC search fees and filing fees, reasonable fees and expenses of counsel for providing such opinions as Lender may reasonably request and reasonable fees and expenses of legal counsel to Lender (including local counsel); (v) all other actual and reasonable costs and expenses incurred by Lender in connection with the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (vi) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including reasonable invoiced allocated costs of internal counsel determined in good faith) and costs of settlement, incurred by Lender in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

9.3      INDEMNITY; RELEASE.

         9.3(a) In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend, indemnify, pay and hold harmless Lender, and the officers, directors, employees, agents and affiliates of Lender (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial action or proceeding commenced or threatened by any Person (including but not limited to any Loan Party, any Indemnitee and any third party), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, it being understood that such fees and disbursements include those incurred to enforce the provisions of this Agreement), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on any Environmental Claim, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee at any time (including, without limitation, at any time following the payment of the Obligations), in any manner relating to or arising out of this Agreement or the other Loan Documents or

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the transactions contemplated hereby or thereby (including without limitation
Lender's agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans) or the statements contained in the commitment letter delivered by Lender to Borrower with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); PROVIDED that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence or as set forth in subsection 9.3(c) below may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. All amounts due under this Section 9.3 shall be payable promptly after written demand therefor. The agreements in this Section 9.3 shall survive repayment of the Revolving Loans and all other amounts payable hereunder.

         9.3(b) Without limiting the provisions of Subsection 9.3(a), and in further consideration of Lender's execution of this Agreement, Borrower, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of Borrower and any debtor-in-possession with respect to Borrower), assigns, Subsidiaries and Affiliates, hereby forever releases each of Lender, any holder of any of the Notes and its respective successors, assigns, parent, Subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the "RELEASEES") from any and all debts, claims, demands, liabilities, responsibilities, disputes, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent (collectively, the "CLAIMS") that Borrower may have against the Releasees or any of them which arise from or relate to any actions which the Releasees or any of them may have taken or omitted to take prior to the date hereof with respect to the Obligations, any Collateral, this Agreement, the Loan Documents, and any third parties liable in whole or in part for the Obligations.

         9.3(c) As used in subsection 9.3(a) above, and without limiting the provisions of such subsection, "Indemnified Liabilities" as used therein shall include, and Borrower agrees to defend, indemnify, pay and hold harmless the Indemnitees from and against, all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for the Indemnities in connection with any investigative, administrative or judicial action or proceeding commenced or threatened by any Person (including but not limited to any Loan Party, any Indemnitee and any third party), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, it being understood that such fees and disbursements include those incurred to enforce the provisions of this Agreement) which at any time may be asserted against or imposed upon the Indemnitees, or any of them,

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arising out of or in connection with (i) requirements of any Environmental
Law with respect to all or any of the Facilities, (ii) Environmental Claims,
(iii) material noncompliance with any environmental permit, license, approval or other authorization with respect to any activities, operations or businesses conducted on or in relation to the Facilities or any of them required by any Environmental Law, and (iv) the presence, existence or threat of Release of Hazardous Materials at, on, about, under, within or in connection with the Facilities or any of them; PROVIDED that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

9.4 SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Lender under this Agreement, the Notes and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes or any other Loan Document, irrespective of whether or not (i) Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

9.5 AMENDMENTS AND WAIVERS. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Borrower therefrom shall in any event be effective without the written concurrence of Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

9.6 INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of

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such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.7 NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail (certified, return receipt requested) or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; PROVIDED that notices to Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be the address set forth below or (i) as to Borrower and Lender, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Lender.

                   If to Lender:

                          IBJ Whitehall Bank & Trust Company
                          One State Street
                          New York, New York 10004
                          Fax: (212) 858-2768
                          Attention: Mr. Alexander B. Wright
                                     Director
                   with a copy to:

                          Carter, Ledyard & Milburn
                          Two Wall Street
                          New York, New York  10005
                          Fax:  (212) 732-3232
                          Attention: Macculloch M. Irving, Esq.

                   If to Borrower or any Guarantor:

                          VISTA Information Solutions, Inc.
                          5060 Shoreham Road
                          San Diego, California  92122
                          Fax:  (858) 450-6185
                          Attention:     Mr. E. Stevens Hamilton
                                         Chief Financial Officer

                   with a copy to:

                          Gray, Cary, Ware & Freidenrich LLP

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                          4365 Executive Drive, 16th Floor
                          San Diego, California  92121-2189
                          Fax:  (858) 677-1477
                          Attention: Douglas J. Rein, Esq.

Lender need not delay action on instructions transmitted orally or by telex or telegram until receipt of the written confirmation. In the event that a discrepancy exists between the instructions received by Lender by telex or telefax and the confirming letter, or in the absence of a confirming letter, the oral notice, telex or telefax as understood by Lender will be deemed the controlling and proper instruction.

         Notwithstanding the foregoing, notices regarding administration of the Loans may be given to the Lender at the address set forth above, but to the attention of Mr. Cliff Frankel (fax no. 212-858-2768).

9.8. NO FIDUCIARY RELATIONSHIP. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower.

9.9 COMPLETE AGREEMENT. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof. This Agreement replaces any and all proposals, commitments and promises with respect to the affording by Lender to Borrower of any loans, advances or financial accommodations, all of which are merged herein and replaced hereby.

         THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.10 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         9.10(a) All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

         9.10(b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6(d), 2.7, 9.2, 9.3 and 9.4 shall survive the payment of the Loans and the termination of this Agreement.

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9.11 FAILURE OR INDULGENCE NO WAIVER: REMEDIES CUMULATIVE. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.12 MARSHALLING; PAYMENTS SET ASIDE. Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender, or Lender enforces any security interests or exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set off had not occurred.

9.13 SEVERABILITY. In case any provision in or obligation under this Agreement or any Note or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.14 HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.15 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.16 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lender. Neither Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of Lender.

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9.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS
BROUGHT AGAINST BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND SHALL, IF LENDER SO ELECTS, BE BROUGHT AND ENFORCED IN THE SUPREME COURT OF THE STATE OF NEW YORK FOR NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT BORROWER IRREVOCABLY CONSENTS TO AND ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Borrower hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Borrower at its address provided in subsection 9.7, such service being hereby acknowledged by Borrower to be sufficient for personal jurisdiction in any action against Borrower in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction.

9.18     WAIVER OF JURY TRIAL; CONSEQUENTIAL DAMAGES.

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         9.18(a) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES AND AGREES
TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER AND/OR THE LENDER/GUARANTOR RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS) RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         9.18(b) NEITHER BORROWER, LENDER, ANY GUARANTOR, NOR ANY EMPLOYEE, AGENT OR ATTORNEY OF ANY OF THEM SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, ARISING FROM ANY BREACH OF CONTRACT, TORT OR OTHER WRONG RELATING TO THIS AGREEMENT, ANY NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF THE LOANS.

9.19 COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Lender of written or telephonic notification of such execution and authorization of delivery thereof.

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

                           [SIGNATURE PAGES TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                         BORROWER:

                                         VISTA INFORMATION SOLUTIONS, INC.


                                         BY:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President


                                         GUARANTORS:

                                         VISTA ENVIRONMENTAL INFORMATION, INC.


                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President

                                         E/RISK INFORMATION SERVICES


                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President

                                         GEOSURE, L.P.

                                         By: Geosure, Inc., its General Partner


                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President




                                         GEOSURE, INC.

                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President


                                         NRC ACQUISITION, LLC

                                         By:  Geosure, L.P., its Managing Member
                                         By:  Geosure, Inc., its General Partner


                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President


                                         NRC INSURANCE SERVICES, INC.


                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President


                                         ENSITE CORPORATION OF DENVER d/b/a
                                         ENTRAC


                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President


                                         ECOSEARCH ACQUISITION, INC.


                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President

                                         ECOSEARCH ENVIRONMENTAL RESOURCES, INC.

                                         By:
                                              -------------------------------
                                              Name: E. Stevens Hamilton
                                              Title: Vice President


                                         LENDER:

                                         IBJ WHITEHALL BANK & TRUST COMPANY


                                         By:
                                              -------------------------------
                                                     Peter J. Dancy
                                                     Director

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